As filed with the Securities and Exchange Commission on May 2, 2007

                                                     Registration No. 333-140447
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2/A

                               AMENDMENT NUMBER 3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ONELIFE HEALTH PRODUCTS INC.
                 (Name of small business issuer in its charter)

           NEVADA                              2836                      98-0495144
  (State or jurisdiction of        (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)      Classification Code Number)      Identification No.)

             999 - 3rd Avenue, Suite 3800, Seattle, Washington 98104
                              Phone: (206) 224-7975
                               Fax: (206) 521-9317
          (Address and telephone number of principal executive offices)

                             Nevada Agency and Trust
              Suite 880, 50 West Liberty Street, Reno NV, USA 89501
                              Phone: (775) 322-0626
           (Name, address and telephone numbers of agent for service)


                        COPIES OF ALL COMMUNICATIONS TO:
                            The O'Neal Law Firm, P.C.
                            4835 East Shea Boulevard
                               Suite 103, PMB 494
                          Fountain Hills, Arizona 85268
                              (480) 812-5058 (tel)
                              (480) 816-9241 (fax)


Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. [X]

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
======================================================================================================
Title of Each Class                          Proposed Maximum       Proposed Maximum        Amount of
of Securities To Be       Amount To Be        Offering Price       Aggregate Offering     Registration
  Registered (1)           Registered           Per Unit(2)               Price               Fee(2)
------------------------------------------------------------------------------------------------------
   Common Stock         1,000,000 shares      $0.05 per share           $50,000.00            $5.35
======================================================================================================

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                              SUBJECT TO COMPLETION

                                   PROSPECTUS
                          ONELIFE HEALTH PRODUCTS INC.
                              A NEVADA CORPORATION
                               1,000,000 SHARES OF
                                  COMMON STOCK

This prospectus relates to 1,000,000 shares of common stock of OneLife Health Products Inc., a Nevada corporation, which may be resold by selling stockholders named in this prospectus. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for all of the expenses related to this offering.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE VARIOUS RISK FACTORS DESCRIBED BEGINNING ON PAGE 4 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL OR OFFER THESE SECURITIES UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   The date of this Prospectus is _____, 2007.

                                TABLE OF CONTENTS


                                                                        Page No.
                                                                        --------
Prospectus Summary and Risk Factors                                         3
Use of Proceeds                                                            11
Determination of Offering Price                                            11
Dilution                                                                   11
Selling Security Holders                                                   11
Plan of Distribution                                                       12
Legal Proceedings                                                          15
Directors, Executive Officers, Promoters and Control Persons               15
Security Ownership of Certain Beneficial Owners and Management             16
Description of Securities                                                  17
Interest of Named Experts and Counsel                                      17
Disclosure of Commission Position on Indemnification for Securities
 Act Liabilities                                                           17
Organization within Last Five Years                                        18
Description of Business                                                    18
Plan of Operation                                                          30
Description of Property                                                    36
Certain Relationships and Related Transactions                             37
Market for Common Equity and Related Stockholder Matters                   37
Executive Compensation                                                     38
Financial Statements                                                       40
Changes in and Disagreements with Accountants on Accounting and
 Financial Disclosure                                                      40

                       PROSPECTUS SUMMARY AND RISK FACTORS

                                   THE COMPANY


OneLife Health Products Inc. (referred to in this prospectus as "OneLife", "us", "we" and "our") was incorporated on February 17, 2006, in the State of Nevada. OneLife's principal executive offices are located at 999 - 3rd Avenue, Suite 3800, Seattle, Washington 98104. Our telephone number is (206) 224-7975. As of the date of this prospectus, we are a development stage company with limited operations to date. In February, 2007 we recorded the first sales of our product. Our revenues to the date hereof are less than $700.00.


Subsequent to our incorporation, we have been in the process of establishing ourselves as a company that has focus its operations on the production, sale and distribution of quality herbal supplement products to end use consumers via the Internet. Our target market is health conscience adult individuals in the USA with an interest in herbal supplements. We have developed a human immune system supplement product that we have branded "Daily Immune Enhancer with Antioxidant Properties" designed for relief of symptoms from the common cold & flu.

We have produced initial inventory of our product for commercial sale, and recently completed our website, enabling us to sell our product. Our website has been fully functional since November 2006 and is accessible at www.onelifehealthproducts.com. Consumers may purchase the product directly through the website, or through our website based affiliate marketing program and we accept all major credit cards for payment.

Since  incorporation,  we have  not made any  significant  purchases  or sale of assets, nor have we been involved in any mergers, acquisitions or consolidations. OneLife has never declared bankruptcy, has never been in receivership, and has never been involved in any legal action or proceedings.

                         NUMBER OF SHARES BEING OFFERED

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 1,000,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at a maximum of $0.05 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. Please see the Plan of Distribution section at page 12 of this prospectus for a detailed explanation of how the common shares may be sold.

                          NUMBER OF SHARES OUTSTANDING


There were 6,000,000 shares of our common stock issued and outstanding as of April 26, 2007.


                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

                        SUMMARY OF FINANCIAL INFORMATION


The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited financial statements from February 17, 2006 (date of inception) to November 30, 2006 and our unaudited financial statements for the first quarter ended February 28, 2007, including the notes to those financial statements which are included elsewhere in this prospectus, along with the section entitled "Plan of Operation" beginning on page 30 of this prospectus.

                                                         As at February 28, 2007
                                                         -----------------------
                                                               (unaudited)

     Current Assets                                            $ 21,622
     Current Liabilities                                          1,093
     Shareholders' Equity                                      $ 33,849

                                                             From inception on
                                                             February 17, 2006
                                                           to February 28, 2007
                                                           --------------------
                                                               (unaudited)

     Revenue                                                   $    167
     Net Loss                                                  $(21,151)

We recently commenced with our operations. We incurred losses of $11,369 during our first fiscal year ending November 30, 2006. During our first quarter ended February 28, 2007, we recorded our first product sales revenues of $167 and incurred additional losses of $9,782. As of February 28, 2007, our accumulated deficit was $21,151. Our company has no employees at the present time. We anticipate that we will operate in a deficit position, and will continue to sustain net losses for the foreseeable future.


                                  RISK FACTORS

The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in OneLife. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus, before purchasing any of the shares of our common stock.

WE HAVE NO OPERATING HISTORY AND HAVE MAINTAINED LOSSES SINCE INCEPTION, WHICH WE EXPECT TO CONTINUE INTO THE FUTURE.


We were incorporated on February 17, 2006 and only just recently completed development of our first product. We have produced limited quantities for commercial sale, and realized our first sales revenues in February 2007. Our revenues to date are less than $700.00. We have no operating history at all upon which an evaluation of our future success or failure can be made. Our net loss from inception to February 28, 2007 is $21,151. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:


     *    our ability to market our product;
     *    our ability to generate ongoing revenues;
     *    our ability to control costs; and
     *    our ability to compete with competing products.

Based upon our proposed plans, we expect to incur operating losses in future periods. This will happen because there are substantial costs and expenses associated with the marketing of our product. We may fail to generate revenues in the future. Failure to generate revenues will cause us to go out of business because we will not have the money to pay our ongoing expenses.

IF WE ARE UNABLE TO OBTAIN THE NECESSARY REVENUES AND FINANCING TO IMPLEMENT OUR BUSINESS PLAN WE WILL NOT HAVE THE MONEY TO PAY OUR ONGOING EXPENSES AND WE MAY GO OUT OF BUSINESS.

Our ability to produce and sell our product to generate operating revenues depends on our ability to obtain the necessary financing to implement our business plan. Given that we have no operating history, very limited revenues and only losses to date, we may not be able to achieve this goal, and if this occurs we will not be able to pay our operating costs and we may go out of business.


At February 28, 2007 we had $15,706 in cash. As of the date hereof, we have approximately $8,680, of which we anticipate needing approximately $10,500 for the yet unpaid expenses associated with this Registration Statement (See ITEM 25

"Other Expenses if Issuance and Distribution"). Our remaining budgeted expenditures under our plan of operations for the next twelve months are $31,100. Therefore, we presently have a budgeted shortfall of approximately $32,920.

How long OneLife will be able to satisfy its cash requirements depends on how quickly our company can generate sufficient revenue. If we cannot generate sufficient revenues before the end of May, our existing cash balances will be depleted. We must generate at least $33,000 in net revenues from April 2007 through March, 2008 in order to fund all expenditures under our 12 month budget. We require net revenues of approximately $8,100 prior to June 30,2007, $6,900 prior to September 30, 2007, $10,000 during the third quarter of our budget and $8,000 during the fourth quarter of our budget. Net revenues are defined as gross sales revenues net of the direct costs to produce and distribute our products to our customers.


If we fail to generate sufficient net revenues, we will need to raise additional capital to continue our operations thereafter. We cannot guarantee that additional funding will be available on favorable terms, if at all. If we cannot secure additional financing from outside sources, our directors have committed to fund any shortfall under our 12month budget by shareholder loans without interest, or through a private placement of common shares. Any further shortfall will affect our ability to expand or even continue our operations. We cannot guarantee that additional funding will be available on favorable terms, if at all.

WE HAVE LIMITED  SALES AND MARKETING EXPERIENCE.


We have limited quantities of product to sell and only and our revenues to date are less than $700.00. Our officers and directors have no prior marketing or selling business or employment experience in the herbal dietary supplement industry, and therefore, have limited experience to apply toward marketing our products. While we have developed our Internet and affiliate based sales system, it has not yet been tested commercially. In order to do so, we must develop and implement a marketing campaign to drive Internet traffic to our site. While we have plans for marketing and sales, there can be no assurance that such efforts will be successful. Our future success will depend, among other factors, upon whether our product can be sold at a profitable price and the extent to which consumers acquire, adopt, and continue to use them. There can be no assurance that our product will gain wide acceptance in its targeted markets or that we will be able to effectively market our product.


IF OUR ESTIMATES RELATED TO EXPENDITURES ARE ERRONEOUS OUR BUSINESS WILL FAIL AND YOU WILL LOSE YOUR ENTIRE INVESTMENT.


Our success is dependent in part upon the accuracy of our management's estimates of expenditures, which are currently estimated to be $41,600 over our next 12 months of operations. (See "Plan of Operation".) If such estimates are erroneous or inaccurate we may not be able to carry out our business plan, which could, in a worst-case scenario, result in the failure of our business and you losing your entire investment.


WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST OUR COMPETITORS.

Our target market for our product is health conscious adults. We are engaged in a highly competitive industry in our target market. Competition from other companies is intense and expected to increase. We believe competition is based primarily on price, quality and assortment of products, customer service, marketing support, and the availability of new products. Our direct competition is made up of many publicly and privately owned companies, most of which are privately-held. Our competition consists of large public companies such as Herbalife with sales in excess of $1.8 billion annually and smaller public companies like Natrol with annual sales of approximately $70 million. We cannot assess the size of privately held companies. Many retailers such as pharmacy chains also private label their own dietary supplements for sale to their customers. We believe we are presently competing directly with 10 private companies that are offering products similar to ours for sale over the Internet (See "Description of Business- Competition and Sales Strategy") . There may be others that we are not aware of, and the Internet is only one of many distribution channels available to our industry. While we are unable to assess the size of all of our competitors, we would presently be classified as one of the smallest with only a single product offering and insignificant revenues to date.

Most of our  competitors  have  substantially  greater  resources,  research and development staff, sales and marketing staff, distribution systems and facilities than we do. Many of our competitors offer a full line of complementary products and have developed strong, well recognized brands. There can be no assurance that we will be able to effectively compete with our competitors or that their present and future offerings would render our product obsolete or noncompetitive.

ONELIFE' BUSINESS MODEL MAY NOT BE SUFFICIENT TO ENSURE ONELIFE' SUCCESS IN ITS INTENDED MARKET

OneLife' survival is currently dependent upon the market acceptance of a single product. Should this product be too narrowly focused or should the target market not be as responsive as OneLife anticipates, OneLife may not have in place alternate products it can offer to ensure its survival.

 GOVERNMENT REGULATION SIGNIFICANTLY IMPACTS ON OUR OPERATIONS AND PRODUCTS

Our operations and products are highly regulated and subject to regulation by various government agencies, particularly the Food and Drug Administration and the Federal Trade Commission. See "Description of Business - Existing or Probable Government Regulations". These agencies regulate statements and claims made in connection with the packaging, labeling, marketing and advertising of our products. Governmental agencies have a variety of processes and remedies available to them, including initiating investigations, issuing warning letters and cease and desist orders, requiring corrective labeling or advertising, requiring consumer redress, seeking injunctive relief or product seizure, imposing civil penalties or commencing criminal prosecution. We cannot assure you that we will not become subject to investigation and have to make such changes or revisions in the future, which could have a material adverse effect on our results of operations and financial condition.

The FDA has proposed extensive Good Manufacturing Practice regulations for dietary supplements. The requirements under these proposed new regulations are not yet known. They may have an adverse material impact on our operations and business. In addition, we may be subject to additional laws or regulations administered by federal, state, or foreign regulatory authorities, the repeal or amendment of laws or regulations, or more stringent interpretations of current laws or regulations. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders would have on our business in the future. Any or all of these requirements and the related costs to comply with such requirements could have a material adverse effect on our results of operations and financial condition.

At present, we are only planning to sell our products in the USA. If we decide to expand our business into other foreign countries, we will be subject to similar or even more stringent regulations which may result in significant changes to our product formulation, manufacturing processes or selling practices, all of which may have a material impact on our financial condition and results of operations.

PRODUCT LIABILITY IS A SIGNIFICANT ISSUE IN OUR BUSINESS AND AVAILABILITY OF RELATED INSURANCE IS LIMITED

As with other retailers, distributors and manufacturers of products designed for human consumption, we face an inherent risk of exposure to product liability claims and litigation. We may be subjected to various product liability claims, including inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. The manufacture and sale of our products involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. In addition, we rely on third party manufacturers for our product, which makes it more difficult to enforce strict quality controls and procedures, including the quarantine and testing of raw materials and qualitative and quantitative testing of selected finished products.

We have insurance coverage for commercial general and product liability insurance for our business that provides for a maximum of $2 million in coverage. The coverage is based on an initial annual gross sales level of $100,000, which we believe is reasonably adequate in the types and amounts for our company for the next 12 months.

There can be no assurance that insurance will continue to be available at a reasonable cost or available with limits that meet the requirements of our customer base, or, if available, will be adequate to cover our potential liabilities. Accordingly, if insurance coverage is inadequate or unavailable, we may face additional claims not covered by insurance, claims that exceed our coverage limits, or claims that are not covered. In the event that we do not have adequate insurance product liability insurance related to our products or contract manufacturing activities, we will experience a material adverse effect on our business, financial condition and results of operations.

The cost of defending ourselves from legal claims can be significant. The cost of defense can be substantially higher than the cost of settlement even when claims are not factually based. The high cost of legal fees to defend or settle litigation could have a material adverse effect on our business, financial condition and results of operations. In addition, certain damages in litigation, such as punitive damages, are generally not covered by insurance. In the event that we do not have adequate insurance or other indemnification coverage, product liability claims and litigation could have a material adverse effect on our results of operations and financial condition.

INTELLECTUAL PROPERTY RIGHTS AND PROPRIETARY TECHNIQUES ARE KEY TO OUR LONG TERM SUCCESS

We developed our product ourselves. This product contains common herbs, which are readily cultivated and found in nature. Therefore, the product ingredients are not proprietary and it is not feasible to seek patent protection over this product. We have not copyrighted, trademarked or sought out other protection over our product, packaging or brand name. Although the nutritional supplement industry has historically been characterized by products with naturally occurring ingredients in capsule or tablet form, recently it is becoming more common for suppliers and competitors to apply for patents or develop proprietary technologies and processes.

Although we make efforts not to infringe the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us. To the extent that these developments prevent us from offering or supplying competitive products in the marketplace, or result in litigation or threatened litigation against us related to alleged or actual infringement, these developments could have a material adverse effect on our operations and financial condition.

WE PROCURE ALL OF OUR RAW MATERIALS AND MANUFACTURE ALL OF OUR PRODUCT THROUGH THIRD PARTIES.

We obtain all of our raw materials from third-party suppliers through our third party manufacturer, and all of our product requirements are also currently manufactured by third parties. (SEE "Description of Business - Sources and Availability of Products and Supplies") Because of our current size and lack of financial resources, we have entered into any short or long term manufacturing agreements with any of these suppliers. For at least the next 12 months, we are planning to enter into orders with one of these suppliers on an as needed basis, which will based on cost, our expectations of sales and inventory requirements on a regular basis, and supplier lead times.

Our profit margins on our product and our ability to deliver our product on a timely basis is dependent upon the ability of our third party manufacturer to continue to supply products that meet our quality standards in a timely and cost-efficient manner. If our current manufacturer or the industry raises its prices or if order lead times change significantly, we may experience adverse change in our operations and future profitability, as we may not have sufficient product available for sale when it is required, and we may not be able to pass on price increases to our consumers.

WE MAY EXPERIENCE DISRUPTIONS OR SHORTAGES WITH THE SUPPLY OF RAW MATERIALS.

 We obtain all of our raw materials through our manufacturer who in turn obtains them from third-party suppliers. We do not have any supply contracts for the provision of raw materials. Many of the raw materials are harvested internationally. Because we do not control the actual production of these raw materials, we are also subject to delays caused by interruption in production of materials based on conditions not within our control. Such conditions include job actions or strikes by employees of suppliers, weather, crop conditions, transportation interruptions and natural disasters or other catastrophic events. As a result, any shortage of raw materials from that supplier would adversely affect our ability to supply our product to our customers. Price increases from such suppliers would directly affect our profitability when we are not able to pass price increases on to customers. Our inability to obtain adequate supplies of raw materials at favorable prices, or at all, could have a material adverse effect on our business, financial condition and results of operations.

INABILITY OF OUR OFFICERS AND DIRECTORS TO DEVOTE SUFFICIENT TIME TO THE OPERATION OF THE BUSINESS MAY LIMIT ONELIFE' SUCCESS.

Presently, one of our officers and directors of OneLife allocate only a portion of their time to the operation of OneLife' business. While Mr. McFarland is working full time in our business, Dr. Chehil is presently conducting his own family medical practice and is only able to commit up to 15 hours a week doing work for OneLife.

Should the business develop faster than anticipated, the officers and directors may not be able to devote sufficient time to the operation of the business to ensure that it continues as a going concern.

WE NEED TO RETAIN KEY PERSONNEL TO SUPPORT OUR PRODUCTS AND ONGOING OPERATIONS.

The development and marketing of our products and services will continue to place a significant strain on our limited resources. Our future success depends upon the continued services of our two directors and executive officers that we rely on to implement our business plan. We depend entirely on Mr. McFarland and Dr. Chehil for all of our operations. The loss of either person will have a substantial negative effect on our company and may cause our business to fail. Neither of our officers and directors has been compensated for their services since our incorporation it is highly unlikely that they will receive any compensation unless and until we generate substantial revenues.

We do not have any employment agreements or maintain key person life insurance policies on our officers and directors. We do not anticipate entering into employment agreements with them or acquiring key man insurance in the foreseeable future.

OUR INDEPENDENT AUDITORS' REPORT STATES THAT THERE IS A SUBSTANTIAL DOUBT THAT WE WILL BE ABLE TO CONTINUE AS A GOING CONCERN.

Our independent auditors, Moore and Associates, Chartered, state in their audit report, dated January 15, 2007 and April 3, 2007 and included with this prospectus, that since we are a development stage company, have no established source of revenue and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, there is a substantial doubt that we will be able to continue as a going concern.

This qualification clearly highlights that we will, in all likelihood, continue to incur expenses without significant revenues into the foreseeable future until our product gains significant popularity. Our only source of funds to date has been the sale of our common stock. Because we cannot assure anyone at this stage that we will be able to generate enough interest in our product or that we will be able to generate any significant revenues or income, the identification of new sources equity financing is significantly more difficult, and if we are successful in closing on any new financing, existing investors will experience substantially more dilution. The ability to obtain debt financing is also severely impacted, and likely not even feasible, given that we do not have revenues or profits to pay interest or repay principal.

As a result, if we are unable to obtain additional financing at this stage in our operations, our business will fail and you may lose some or all of your investment in our common stock.

INVESTORS WILL HAVE LITTLE VOICE REGARDING THE MANAGEMENT OF ONELIFE DUE TO THE LARGE OWNERSHIP POSITION HELD BY OUR EXISTING MANAGEMENT AND THUS IT WOULD BE DIFFICULT FOR NEW INVESTORS TO MAKE CHANGES IN OUR OPERATIONS OR MANAGEMENT, AND THEREFORE, SHAREHOLDERS WOULD BE SUBJECT TO DECISIONS MADE BY MANAGEMENT AND THE MAJORITY SHAREHOLDERS, INCLUDING THE ELECTION OF DIRECTORS.

Officers and directors directly own 5,000,000 shares of the total of 6,000,000 issued and outstanding shares of OneLife's common stock and are in a position to continue to control OneLife. Of these 5,000,000 shares, Mr. McFarland, our President, owns 3,000,000 shares and Dr. Chehil, our Secretary Treasurer and CFO owns 2,000,000 shares. Collectively they own 83.33% of our total outstanding common shares. Such control may be risky to the investor because the entire company's operations are dependent on a very few people who could lack ability, or interest in pursuing OneLife operations. In such event, our business may fail and you may lose your entire investment. Moreover, investors will not be able to effect a change in the company's board of directors, business or management.

RISKS ASSOCIATED WITH OUR COMMON STOCK

DIFFICULTY FOR ONELIFE STOCKHOLDERS TO RESELL THEIR STOCK DUE TO A LACK OF PUBLIC TRADING MARKET

There is presently no public trading market for our common stock, we have not yet applied for a listing or quotation, and it is unlikely that an active public trading market can be established or sustained in the foreseeable future. We intend to seek out a market maker to apply to have our common stock quoted on the OTC Bulletin Board upon effectiveness of this Form SB-2. However, there can be no assurance that OneLife' shares will be quoted on the OTC Bulletin Board. Until there is an established trading market, holders of our common stock may find it difficult to sell their stock or to obtain accurate quotations for the price of the common stock. If a market for our common stock does develop, our stock price may be volatile.

BROKER-DEALERS MAY BE DISCOURAGED FROM EFFECTING TRANSACTIONS IN OUR SHARES BECAUSE THEY ARE CONSIDERED PENNY STOCKS AND ARE SUBJECT TO THE PENNY STOCK RULES.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-Nasdaq equity security that has a market price of less than $5.00 per share. Our shares currently are not traded on Nasdaq nor on any other exchange nor are they quoted on the OTC/Bulletin Board or "OTC/BB". Following the date that the registration statement, in which this prospectus is included, becomes effective we hope to find a broker-dealer to act as a market maker for our stock and file on our behalf with the NASD an application on Form 15c(2)(11) for approval for our shares to be quoted on the OTC/BB. As of the date of this prospectus, we have not attempted to find a market maker to file such application for us. If we are successful in finding such a market maker and successful in applying for quotation on the OTC/BB, it is very likely that our stock will be considered a "penny stock". In that case, purchases and sales of our shares will be generally facilitated by NASD broker-dealers who act as market makers for our shares. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

WE INTEND TO BECOME SUBJECT TO THE PERIODIC REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, WHICH WILL REQUIRE US TO INCUR AUDIT FEES AND LEGAL FEES IN CONNECTION WITH THE PREPARATION OF SUCH REPORTS. THESE ADDITIONAL COSTS WILL NEGATIVELY AFFECT OUR ABILITY TO EARN A PROFIT.

Following the effective date of the registration statement in which this prospectus is included, we will be required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder. In order to comply with such requirements, our independent registered auditors will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

INVESTORS THAT NEED TO RELY ON DIVIDEND INCOME OR LIQUIDITY SHOULD NOT PURCHASE SHARES OF OUR COMMON STOCK.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Investors that need to rely on dividend income should not invest in our common stock, as any income would only come from any rise in the market price of our common stock, which is uncertain and unpredictable. Investors that require liquidity should also not invest in our common stock.

There is no established trading market and should one develop, it will likely be volatile and subject to minimal trading volumes.

BECAUSE WE CAN ISSUE ADDITIONAL SHARES OF COMMON STOCK, PURCHASERS OF OUR COMMON STOCK MAY INCUR IMMEDIATE DILUTION AND MAY EXPERIENCE FURTHER DILUTION.

We are authorized to issue up to 50,000,000 shares of common stock, of which 6,000,000 shares are issued and outstanding. Our Board of Directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privilege of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of OneLife in the future.

SINCE OUR OFFICERS AND DIRECTORS OWN A SIGNIFICANT PERCENTAGE OF OUR ISSUED AND OUTSTANDING COMMON STOCK, ANY FUTURE SALES OF THEIR SHARES MAY RESULT IN A DECREASE IN THE PRICE OF OUR COMMON STOCK AND THE VALUE OF OUR STOCKHOLDER'S INVESTMENT

Our officers and directors, currently own 5,000,000 shares of the total of 6,000,000 issued and outstanding shares of OneLife's common stock. Collectively they own 83.33% of our total outstanding common shares. These shares will be available for resale to the public after February 17, 2007 in accordance with Rule 144 of the Act. Under Rule 144 as currently in effect, they would be entitled to sell within any three month period a number of shares that does not exceed the greater of: 1% of the number of shares of our common stock then outstanding which, in this case, will currently equate to approximately 60,000 shares; or the average weekly trading volume of OneLife common stock during the four calendar weeks, preceding the filing of a notice on form 144 with respect to the sale.

 The possibilities of future sales of significant amounts of shares held by them could decrease the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market. In such case, the value of your investment in us will decrease.

                           FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 4-10 that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

              SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the "SEC") at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

                                  THE OFFERING

This prospectus covers the resale by certain selling stockholders of 1,000,000 shares of common stock, which were issued pursuant to a private placement offering made by OneLife pursuant to Regulation S promulgated under the Securities Act.

                                 USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. All proceeds from the sale of the common stock will go to the respective selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

                         DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The offering price of $0.05 per share is based on the last sales price of our common stock under our private placement that we closed on July 31, 2006 and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

                                    DILUTION

Since all of the shares being registered are already issued and outstanding, no dilution will result from this offering.

                            SELLING SECURITY HOLDERS

All of the shares of common stock issued are being offered by the selling stockholders listed in the table below. None of the selling stockholders are broker-dealers or affiliated with broker-dealers. We issued the shares of common stock in a private placement transaction exempt from registration under the Securities Act pursuant to Regulation S.

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 1,000,000 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.


The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of April 26, 2007 and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders.


                                                                            Number of Shares Owned
                                                                         by Selling Stockholder After
                                                                         Offering and Percent of Total
    Name of Selling                 Common                                 Issued and Outstanding(1)
Stockholder and Position,       Shares owned by    Total Shares to be      -------------------------
   Office or Material             the Selling     Registered Pursuant       # of               % of
Relationship with OneLife        Stockholder(2)     to this Offering       Shares              Class
-------------------------        --------------     ----------------       ------              -----
Bae, Young Joon                     20,000               20,000               --                 --
Bruce, Andrew                       20,000               20,000               --                 --
Choi, Kuen Su                       40,000               40,000               --                 --
Choi, Kyungsook                     20,000               20,000               --                 --
Dubois, Richard                     20,000               20,000               --                 --

Hwang, Young-Wook                   20,000               20,000               --                 --
Jo, O Je                            20,000               20,000               --                 --
Joung, Book Ja                      40,000               40,000               --                 --
Kim, Bo Kyung                       40,000               40,000               --                 --
Kim, Dan Hae                        20,000               20,000               --                 --
Kim, George                         20,000               20,000               --                 --
Kim, Young Shin                     20,000               20,000               --                 --
Lee, Byung-Chan                     20,000               20,000               --                 --
Lee, Dong-Wook                      20,000               20,000               --                 --
Lee, Hyunwoo                        40,000               40,000               --                 --
Lee, Jason Sookil                   20,000               20,000               --                 --
Lee, Kyoung A.                      20,000               20,000               --                 --
Lim, Mi Kyoung                      20,000               20,000               --                 --
Oh, Il-Young                        40,000               40,000               --                 --
Pai, Hye Yeon                       20,000               20,000               --                 --
Pak, Richard                        20,000               20,000               --                 --
Park, David S.                      40,000               40,000               --                 --
Park, Hae Yung                      40,000               40,000               --                 --
Park, Jin A.                        40,000               40,000               --                 --
Shim, Eun Jung                      40,000               40,000               --                 --
Shim, In Ja                         40,000               40,000               --                 --
Shim, Kan Sob                       40,000               40,000               --                 --
Woo,  Wha Ja                        40,000               40,000               --                 --
Yang, Chang Seok                    20,000               20,000               --                 --
Yang, Seung--Eun                    20,000               20,000               --                 --
Yang, Seung-Kyu                     20,000               20,000               --                 --
Yoon, Bokyoung                      20,000               20,000               --                 --
Yoon, Jung-Ho                       40,000               40,000               --                 --
Yoon, Jung-Sik                      40,000               40,000               --                 --
Yun, Chong Kul                      40,000               40,000               --                 --
     TOTAL                       1,000,000            1,000,000               --                 --

----------

(1) Assumes all of the shares of common stock offered are sold. Based on 6,000,000 common shares issued and outstanding on April 26, 2007.


(2) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, of which there are none, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

There are no family relationships between any of the above noted stockholders and either of our Officers and Directors.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

                              PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock in one or more of the following methods described below. Our common stock is not currently listed on any national exchange or electronic quotation system. There is currently no market for our securities and a market may never develop. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
     (c)  an exchange distribution in accordance with the rules of the exchange;
     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
     (e)  privately negotiated transactions;
     (f)  a combination of any aforementioned methods of sale; and
     (g) any other method permitted pursuant to applicable law, including compliance with SEC's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the SEC. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Rule 144 provides that any affiliate or other person who sells restricted securities of an issuer for his own account, or any person who sells restricted or any other securities for the account of an affiliate of the issuer of such securities, shall be deemed not to be engaged in a distribution of such securities and therefore not to be an underwriter thereof within the meaning of Section 2(a)(11) of the Securities Act if all of the conditions of Rule 144 are met. Conditions for sales under Rule 144 include:

     (a) adequate current public information with respect to the issuer must be available;
     (b) restricted securities must meet a one year holding period, measured from the date of acquisition of the securities from the issuer or from an affiliate of the issuer (because our selling security holders paid the full purchase price for the shares of our common stock covered by this registration statement on July 31, 2006 the shares of our common stock covered by this registration statement have not yet met the one year holding period);
     (c) sales of restricted or other securities sold for the account of an affiliate, and sales of restricted securities by a non-affiliate, during any three month period, cannot exceed the greater of (a) 1% of the securities of the class outstanding as shown by the most recent statement of the issuer; or (b) the average weekly trading volume reported on all exchanges and through an automated inter-dealer quotation system for the four weeks preceding the filing of the Notice in Form 144;
     (d) the securities must be sold in ordinary "brokers' transactions" within the meaning of section 4(4) of the Securities Act or in transactions directly with a market maker, without solicitation by the selling security holders, and without the payment of any extraordinary commissions or fees;
     (e) if the amount of securities to be sold pursuant to Rule 144 during any three month period exceeds 500 shares/units or has an aggregate sale price in excess of $10,000, the selling security holder must file a notice in Form 144 with the Commission.

The current information requirement listed in (1) above, the volume limitations listed in (3) above, the requirement for sale pursuant to broker's transactions listed in (4) above, and the Form 144 notice filing requirement listed in (5) above cease to apply to any restricted securities sold for the account of a non-affiliate if at least two years has elapsed from the date the securities were acquired from the issuer or from an affiliate. These requirements will cease to apply to sales by the selling security holders of the shares of our common stock covered by this registration statement on July 31, 2008.

                          TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Nevada Agency and Trust Company, Suite 880, 50 West Liberty Street, Reno NV, USA 89501. Their phone number is (775) 322-0626 and their fax number is (775) 322-5623.

                                LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings, nor are we aware of any governmental authority contemplating any legal proceeding against us.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

                                                              Date First Elected
    Name            Position Held with the Company       Age     or Appointed
    ----            ------------------------------       ---     ------------
Dan McFarland    President, CEO and Director             37    February 17, 2006
Rakesh Chehil    Secretary Treasurer, CFO and Director   40    February 17, 2006

BUSINESS EXPERIENCE

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person's business experience, principal occupation during the period, and the name and principal business of the organization by which he was employed.

MR. DAN MCFARLAND, PRESIDENT, CEO, MEMBER OF THE BOARD OF DIRECTORS

Mr. Dan McFarland has been serving as OneLife's President and a member of OneLife's Board of Directors since February 17, 2006. The term of his office is for one year and is renewable on an annual basis.

Mr. McFarland was employed as a high school teacher at Notre Dame Regional School located in Vancouver, British Columbia, from September, 1992 to February 2007. He received his Bachelor of Science in Physical Education in 1991 from St. Francis Xavier University in Antigonish, Nova Scotia, Canada, and a Master of Science in Health, Physical Education and Recreation in 2002, through correspondence from Emporia State University in Emporia, Kansas. He has also has received Level III Canadian Coaching Certification, St. John's Ambulance Level II First Aid and Sports Medicine Instructor Level II granted by the Sports Medicine Counsel of British Columbia. Mr. McFarland has over 15 years experience and knowledge of general health, nutrition, biology, and physical education at the high school level. During his tenure, he was also actively involved in sports and recreation as both a player and coach for the school, Mr. McFarland elected to retire from his position in February, 2007 and has decided to work full time for our company, and is planning to continue to do so during the next 12 months of operation. Mr. McFarland is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

DR. RAKESH CHEHIL, SECRETARY TREASURER, CFO, MEMBER OF THE BOARD OF DIRECTORS

Dr. Chehil has been serving as OneLife' Secretary, CFO and a member of the Board of Directors since February 17, 2006. The term of his office is for one year and is renewable on an annual basis.

Dr. Chehil has been a practicing general physician since 1992 and has conducted his own family medical practice in Surrey British Columbia, Canada since 1994. He received a Bachelor of Science, Honors in 1988 and his M.D. in 1992 from Dalhousie University in Halifax, Nova Scotia, Canada. He completed his medical internship at Dalhousie University during 1992 and 1993. Subsequent to completion, he was a practicing medical doctor in Ottawa, Ontario, Canada before moving to British Columbia to start his own practice.

Dr. Chehil is currently devoting approximately 15 hours a week of his time to OneLife, and is planning to continue to do so during the next 12 months of operation.

Dr. Chehil is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

COMMITTEES OF THE BOARD

We do not have an audit or compensation committee at this time.

FAMILY RELATIONSHIPS

There are no family relationships between any director or executive officer.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; 2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); 3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or 4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

CONFLICT OF INTEREST

None of our officers or directors are subject to a conflict of interest.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following is a table detailing the current shareholders of OneLife owning 5% or more of the common stock, and shares owned by OneLife' directors and officers as of April 26, 2007:


                                                       Amount and
                                                       Nature of      Percent
Title of                Name and Address               Beneficial       of
 Class                  of Beneficial Owner            Ownership      Class(2)
 -----                  -------------------            ---------      --------
Common         Mr. Dan McFarland                       3,000,000       50.00%
               President, CEO, Director
               1063 Terra Court
               Port Coquitlam, BC
               V4B 4Z9

Common         Dr. Rakesh Chehil                       2,000,000       33.33%
               Secretary Treasurer, CFO, Director
               4198 Angus Drive
               Vancouver, BC
               V6J 4H9

Common         Directors and officers as a             5,000,000       83.33%
                group of two(1)

----------
1.   Represents beneficial ownership
2. Based on the total of 6,000,000 outstanding common shares as of the date hereof

                            DESCRIPTION OF SECURITIES


We are authorized to issue 50,000,000 shares of common stock with a par value of $0.001. We are not authorized to issue shares of preferred stock. As at April 26, 2007 we had 6,000,000 common shares outstanding. There are no warrants, options or convertible securities outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.


Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

OneLife has not hired or retained any experts or counsel on a contingent basis, who would receive a direct or indirect interest in OneLife, or who is, or was, a promoter, underwriter, voting trustee, director, officer or employee, of OneLife.

Moore and Associates Chartered have audited our financial statements for the period ended November 30, 2006 and presented its audit report dated January 15, 2007 and April 3, 2007 regarding such audit which is included with this prospectus with Moore's consent as experts in accounting and auditing.


The O'Neal Law Firm, P.C., whose offices are located at 4835 East Shea Boulevard, Suite 103, PMB 494, Fountain Hills, Arizona 85268, has issued an opinion on the validity of the shares offered by this prospectus, which has been filed as an Exhibit to this prospectus with the consent of the O'Neal Law Firm, P.C.


  DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITY LIABILITIES

The Nevada General Corporation Law requires OneLife to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Company and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to Article VII of OneLife's bylaws, OneLife is authorized to indemnify its directors to the fullest extent authorized under Nevada Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling the Company pursuant to the foregoing provisions, OneLife has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       ORGANIZATION WITHIN LAST FIVE YEARS

See "Certain Relationships and Related Transactions" below.

                             DESCRIPTION OF BUSINESS

BUSINESS DEVELOPMENT

OneLife was incorporated on February 17, 2006 in the State of Nevada. We are a development stage company with limited operations to date. OneLife has never declared bankruptcy, has never been in receivership, and has never been involved in any legal action or proceedings. Since becoming incorporated, OneLife has not made any significant purchase or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations. OneLife is not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since it has a specific business plan or purpose.

Neither OneLife nor its officers, directors, promoters or affiliates, has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

BUSINESS OF ISSUER

PRINCIPAL PRODUCTS AND SERVICES


We are planning to focus our operations on the production and sale of quality herbal supplement products to end use consumers via the Internet. Our target market is health conscience adult individuals, with an interest in herbal supplements and their inherent potential health benefits. We have developed a human immune system supplement product that we have branded "Daily Immune Enhancer with Antioxidant Properties" designed for relief of symptoms from the common cold & flu. Our product is available for commercial sale, and our website for sales and order fulfillment has been available to consumers since November 2006. We realized our first sales in February, 2007. Our revenues to date are currently less than $700.00.


We are concentrating our marketing efforts in the United States. Our plan for the at least the next 12 months is to develop revenues from the sale of this product exclusively by sale over the Internet. Provided we are successful, and have the financial and cash resources to do so, we then plan expand our product line and develop and sell additional herbal dietary supplement products. In the future, we also plan to expand our business from sales generation exclusively from the Internet to having our products sold to customers through other consumer channels such as retailers, wholesalers, or other direct sale methods

THE MARKET

As the "baby boomer" population ages and life expectancies and discretionary income increases, we believe that this age group is placing more emphasis on the quality their health and wellness. People want to live well as they live longer. We believe that this will have a disproportionate effect on health care expenditures and even more so on nutritional supplement sales, because of the popularity of those products with older people.We believe this trend, which is driven by consumer demand, will further reinforce the growth in sales of nutritional supplements.

As indicated in the table below, recent market statistics indicate that total aggregate gross of herbal dietary supplements in the USA were in excess of $4.4 billion in 2005. There was also a 4.8% annual increase in herbal combination sales in 2004 and 2005. Our product is considered a herbal combination because of its composition of several different herbs. Single herb supplement sales declined slightly but still make up over 65% of total sales. The significant decline in 2003 is attributed to the removal and banning of certain ephedra-containing herbal supplement combinations by the FDA during that year.

Herb  Sales  by  Category  in  All  Channels:   Singles  (Monopreparations)  vs.
Combinations

                                   2003                   2004                   2005
                            $ Sales   % Growth     $ Sales   % Growth      $ Sales   % Growth
                            -------   --------     -------   --------      -------   --------
                           (millions)             (millions)               (millions)
Total Single Herbs           2,810       6.0         2,900       3.2         2,880      -0.7
Total Combination Herbs      1,400     -18.6         1,470       5.0         1,540       4.8
Total Herbs                  4,210      -3.4         4,380       4.0         4,420       0.9

Source:     Ferrier    et    al.     NUTRITION     BUSINESS     JOURNAL     2006
(www.nutritionbusiness.com)

Over 51%, or approximately $2.2 billion, of total sales in 2005 were by Direct Sales, or what are considered "non-retail" sales. This includes Internet, mail order and network marketing activities. The balance of total sales was realized through mass market retailers and natural and health food outlet retailers. Direct sales also experienced the highest annual growth rate versus a slight decline for mass market retailers.

Herb Sales by Channel for 2005

Channel                   $ Sales           % Increase
-------                   -------           ----------
                         (millions)         (-decrease)
Mass Market*                 713                -3.5
Natural & Health Food+     1,429                 2.0
Direct Sales++             2,268                 4.0
Total                      4,410                 2.1

Source:     Ferrier    et    al.     NUTRITION     BUSINESS     JOURNAL     2006
(www.nutritionbusiness.com)

----------
* Mass market includes food/grocery, drug, mass merchandise, club and convenience stores, including Wal-Mart, Costco, etc.
+ Natural & health food include supplement and specialty retail outlets, including Whole Foods, GNC, sports nutrition stores, etc.
++ Direct Sales include mail order and direct response TV, radio and Internet; practitioners representing conventional and alternative practitioners selling to their patients, including ethnic herbals and herb shops; network marketing representing firms like Advocare, Herbalife, etc.

The stronger sales performance in natural and in direct sales channels is believed to be principally due to consumers adopting a strong commitment to the natural health lifestyle philosophy, i.e., "natural is better". They are generally more receptive to purchasing and using herbal supplements than those consumers purchasing from mass market retail outlets. It is also generally believed that the food and beverage sectors are becoming more attuned to the benefits of herbs and botanicals, which will result in further growth, and that consumer confidence seems to be on the rise.

According to the Nutrition Business Journal, the use of herbs and botanicals in traditional foods has also grown dramatically over the last several years. Many industry participants have identified this as the single largest trend. Green teas, natural sweeteners and antioxidant herbal materials are just a few that have successfully crossed over into functional foods. An antioxidant is any substance that reduces cellular or molecular damage due caused by free radicals. Free radicals are highly reactive chemicals that attack molecules by capturing electrons and thus modifying their chemical structures. Well-known antioxidants include a number of substances such as vitamins C,E and A, and have the capability to reduce the damage caused by free radicals. Antioxidants are also commonly added to food products like vegetable oils and prepared foods to prevent or delay their deterioration from exposure to the atmosphere. Astragalus and garlic, which are 2 of our product ingredients, are considered to be antioxidants.

CURRENT INDUSTRY CHALLENGES

Herbs and botanicals will continue to play a significant role in human dietary supplements. Several industry experts highlighted in an article published nutraceuticalsworld.com for their July/August 2005 market update, note that in order to bring more credibility to the industry, the following challenges must be addressed, being:

     * The most significant issue currently facing the herbal dietary supplement market revolves around the safety, quality and science of ingredients. Most quality conscious companies are looking forward to the FDA's introduction of Good Manufacturing Practices rules (See
          Existing or Probable Government Regulations") because they believe these will change the industry for the better by requiring more stringent measures to ensure quality products are provided for consumers.
     * Consumers are demanding quality ingredients and end use products. Ingredient suppliers are stepping up to meet the demand with more science-based data to support claims and product use in order to maintain a competitive advantage. Manufacturers that use cheap raw materials and/or selling ineffective products are experiencing a significant loss of consumer confidence and ultimately, future sales. The effective way to differentiate products and gain competitive advantage is seen through branding, which entails substantially more than just creating a trade name. Many executives see it involving clinical and scientific support, business-to-business advertising/marketing and consumer advertising/marketing.
     * As the herbs and botanicals supplement market continues to grow and evolve, raw material quality, sustainability and a reliable source of supply have become key to long term success. Two-thirds of the world's raw materials are still gown and harvested in the wild. Many organizations have begun to set up comprehensive agricultural programs to ensure a source of supply of quality raw materials.
     * With the increasing popularity of organics, consumers and manufacturers want to know where their products are coming from and how they're grown, harvested and processed. Consumers are also starting to demand organic certification standards similar to those in the conventional food industry.

We believe we have addressed these challenges through the implementation of the following strategies:

     *    We will only use quality, food grade herbs in all of our products
     * All herbal raw material will be subject to a detailed range of tests to ensure there is no contamination and that they are safe
     * We have selected manufacturers that are fully qualified and licensed manufacturers experienced with herbal dietary supplements

Refer to "Sources and Availability of Products and Supplies" in this section for further detailed disclosure related to these 3 key strategies.

COMPETITION AND COMPETITIVE STRATEGY

The dietary supplement industry is highly competitive. We believe competition is based primarily on price, quality and assortment of products, customer service, marketing support, and the availability of new products. Our direct competition is made up of many publicly and privately owned companies, many of which are fragmented in terms of both geographical market coverage and product categories. Most of the companies competing with us within the industry are privately-held. We believe end use distributors and retailers are aligning themselves with suppliers who are financially stable, market a broad portfolio of products and offer superior customer service. Our competition consists of large public companies such as Herbalife with sales in excess of $1.8 billion annually and smaller public companies like Natrol with annual sales of approximately $70 million. We cannot assess the size of privately held companies. We believe we are presently competing directly with 10 private companies that are offering products similar to ours for sale over the Internet. (Please refer to the table in the "Sales Strategy" section for a list of their names and competing products). There may be others that we are not aware of, and the Internet is only one of many distribution channels available to our industry. While we are unable to assess the size of all of our competitors, we would presently be classified as one of the smallest with only a single product offering and insignificant revenues at present.

Large pharmaceutical companies and packaged food and beverage companies also competitors in the nutritional supplement market. These companies and many nutritional supplement companies have broader product lines and/or larger sales volumes than us, have greater financial and other resources available to them, and possess extensive manufacturing, distribution and marketing capabilities. Many end use retailers and distributors are also selling their own private label products, several of which have become the market share leaders. Private labeling is a process by which the retailer or distributor contracts with a manufacturer or even a supplier to manufacture and package the product under their own name brand. This intense competition may have a material adverse effect on our results of operations and financial condition and prevent us from achieving profitable sales levels of our product.

We plan to compete by positioning ourselves as a supplier of quality products at competitive prices. Prior to pricing our product, we performed an analysis of our competitor's prices. Our market research revealed that our $29.95 unit bottle price is below the average price per bottle of our competitors. We believe we can offer further competitive advantage by offering significant discounts to multiple bottle orders (See "Sales Strategy"). We will seek competitive rates on all raw material ingredients, without sacrificing quality, and on all of our other production costs to keep our cost of goods at a minimum. This would enable us to maintain our gross margins or allow us price maneuverability if we don't receive favorable market acceptance, or if our competitor decrease prices.

SALES STRATEGY

We priced our product for mass market consumption by our end use customers at $29.95 per bottle, and we are currently offering a discount program for larger quantities. These prices include shipping by parcel post. Shipment by express courier is an extra charge to the customer. Our initial pricing structure is as follows:

          Quantity                         Price          Discount
          --------                         -----          --------
     1 Bottle                             $ 29.95           --
     2 Bottles                            $ 49.95          -17%
     3 Bottles + 1 Free Bottle            $ 89.85          -25%
     4 Bottles + 2 Free Bottles           $119.80          -33%

We established this pricing structure to compete with similar products currently advertised for retail sale via the internet. Several of these competing products and their unit prices for similar quantities are noted below:

     Manufacturer                                Product                                      Retail Price
     ------------                                -------                                      ------------
New Chapter, Inc.                      New Chapter Host Defense                                   29.95
Nutraceuticals Sciences Institute      NSI AHCC Immune Booster                                    39.95
American Biosciences Inc.              American Bioscience ImmPower AHCC                          49.95
Threshold Enterprises Ltd.             Source Naturals Wellness Formula                           37.75
Enzymatic Therapy, Inc.                Enzymatic Therapy Cell Forte with IP-6 & Inositol          46.95
Earthrise Nutritionals LLC             Earthrise Spirulina Organic                                33.73
ProHealth, Inc.                        ProHealth Colustrum                                        19.95
ProHealth Inc.                         ProHealth Beta Glucan                                      24.99
Garden of Life, Inc.                   Viable Herbal Solutions: Botanical Immune Support          18.00
Enzymatic Therapy, Inc.                Garden of Life: Primal Defence                             31.47

Nutritional products and supplements are presently distributed through six major sales channels. Each channel has evolved in recent years, primarily due to advances in technology and communications that have resulted in improved product distribution and faster dissemination of information. These channels are:

     * Mass market retailers, including mass merchandisers, drug stores, supermarkets, and discount stores;
     *    Natural health food retailers;
     *    Network marketing;

     *    Mail order;
     *    Healthcare professionals and practitioners; and
     *    The Internet.

We analyzed the market for our product and our competition prior to determining our sales strategy. Because we have only one product offering at present and very limited financial resources, we determined that the most cost effective method to reach a large audience is through the internet and a website based affiliate sales program. We currently do not have the financial and personnel resources to undertake a sales and marketing program through traditional healthcare and retail channels, where competition from large well capitalized companies is intense and where shelf space would be prohibitively expensive for our company. Recent market data (See "The Market" in this section) also indicates that the use of a direct sales approach may be more successful in reaching our target audience than selling through traditional retail outlets.

Our website was completed in November 2006, enabling us to sell our product. It is accessible at www.onelifehealthproducts.com. Our website contains information on our first product, the "Daily Immune Enhancer with Antioxidant Properties" and the ingredients used in the product. People may purchase the product directly through the website and we accept all major credit cards and Paypal for payment, as noted on the website. We have entered into an agreement with Paypal to act as our credit card merchant. Paypal is a financial company that accepts and clears all customer credit card payments on behalf of participating merchants, such as our company. Paypal fees for merchant services are as follows:

   Monthly $ Volume of Sales Through Paypal         Fee Per Transaction
   ----------------------------------------         -------------------
            0 - 3,000                                   2.9% + $0.55
            3,000 - 12,000                              2.5% + $0.55
            12,000 -125,000                             2.2% + $0.55
            > 125,000                                   1.9% + $0.55

There are no short or long term contracts or obligations associated with the use of PayPal.

Over the next 12 months we plan on using "Cost per Click" and "Pay per Click" ("CPC") web based advertising to gain traffic to our website. Under this program, we design our own ads, target locations (ie: countries) and keywords. A keyword is another term for search term. When someone is searching for information on the internet, they will usually visit a search engine such as Yahoo or Google and type in some words describing what they are looking for. The search engine then returns results based on the words submitted. Search engines such as Google have their own CPC advertising programs. We will be focusing on Google (adwords) and Yahoo (overture) for primary campaigns. They are the two largest search engines and will provide us with the greatest potential amount of traffic exposure

With CPC advertising, we only pay for actual clicks on the ad, which will then be directed through to our website. CPC-based advertising allows businesses to pay only for the leads they receive. According to www.businessnation.com, over 80% of people start with a search engine when they need to find specific information online. In a recent study conducted by an independent research group, search listings came out on top of other online advertising options.

We believe this is the most cost effective and targeted audience advertising we can obtain with our limited resources. This method will enable us to control our advertising with respect to our target market through control over the search terms, titles and description for each listing. Furthermore, we can control the amount to pay for each listing and if we wish to pause or alter the advertising. The keywords will focus on search results, which we believe will be most related to our product. Examples are:

     Immune support supplement
     Cold and Flu prevention
     Herbal cold & flu supplement
     Herbal immune enhancer

We also plan on selling our product through an `Affiliate Marketing Program" ("APM"). An APM is a form of profit sharing program that is widely accepted and utilized in internet commerce. Even large companies such as Walmart actively utilize website based APM's. Our website based APM program was completed in conjunction with our website in November 2006, which will effectively track and account for affiliate activity. Under the APM, we pay other website owners commission for referring customers who make a purchase. Participating website owners provide links, such as banners, to our products on their own websites. During the months of April-June, 2007 we are planning to undertake a marketing program to attract affiliates to market and sell our product (See "Plan of Operations -Milestones"). We are planning to payout commissions of 50% of the product purchase price (excluding shipping and handling charges) as an incentive to sell our products.

We will advertise to attract affiliates on websites (Linkshare.com, Commissiongroup.com, Affiliateprograms.com) and in periodicals such as Revenue Today magazine (www.revenuetoday.com), all of which are targeted to affiliate marketing prospects and products. Affiliates can signup directly on our website at http://onelifehealthproducts.com/affiliate.asp, or directly through one of the affiliate marketing sites listed above. We believe the benefits of affiliate marketing far outweigh the commission costs, given our current position as a startup with no revenue. Affiliate marketers provide increased exposure to our product, incur the cost of generating traffic and save us the cost of hiring a sales and marketing force, until we have the resources to do so.

DISTRIBUTION

We are planning to distribute our product directly to our customers by mail. The customer may also elect to ship by express courier at an additional cost. Initially, our officers and directors will conduct all of our order fulfillment operations in order to preserve our limited financial resources. They will likely continue to undertake these activities themselves for at least the next 12 months as we build our sales volumes.

Customers may order the product by phone by dialing 1-866-985-5433, or online through our website. Our website has been designed to fully automate the order process for the customer. The customer selects one of four different quantities (See "Sales Strategy") and then is directed to our order fulfillment page to complete their billing and shipping information. On completion, the customer is asked to agree with our terms and conditions of sale, and if in agreement, they are directed to the checkout page where Paypal or credit card information is requested. On completion, a final step displays the order and payment information for final confirmation by the customer. The customer then receives an email summarizing the order, shipping and payment information. We receive an identical email for order processing and fulfillment.

Customer orders generated through our Affiliate Marketing Program are processed in the same manner. Our website assigns a unique code for each affiliate and enables precise reporting and tracking of associated traffic and sales generation. This data is provided for the affiliate's reference and for our company for accurate payment of commissions.

Our present parcel post shipping costs are noted below for each of our standard order quantities:

     Quantity        Shipping Costs Charged
     --------        ----------------------
        1                   7.95
        2                   7.95
        4                  10.95
        6                  10.95

These costs include postage, labeling and packaging. Shipping costs by parcel post are included in the sales price to the customer. Shipment by express courier such as Fedex is payable directly by the customer. The shipping costs noted herein are our present costs, and are subject to change without notice to our company. Any significant increase in costs may impact our operations significantly if we are unable to pass these increases on to our customers because of the competitive nature of our business, or other factors.

SOURCES AND AVAILABILITY OF PRODUCTS AND SUPPLIES

We are not aware of any constraints on the sources or availability of products and supplies related to our business. Because we are a small development stage company in the start up phase of our business with limited capital resources and only one product at present, we decided to rely on third parties to source, manufacture and package our product. Prior to manufacturing our first commercial quantities, we identified a number of contract manufacturers in the USA and Canada. Most of the firms we identified will provide a full range of services to our company including:

     *    procurement of ground herbal raw materials
     *    quality control and contamination testing of all raw materials
     * product formulation to our specifications and packaging for each individual gelcap
     *    bottling
     *    labeling
     *    bulk packaging for shipment to our offices

For our initial inventory, we obtained quotations from 3 facilities in the lower mainland of Vancouver, British Columbia, due to their close proximity to our Officers and Directors. These were Alta Natural Herbs and Supplements, Unigreen Supplements and Pacific Natural Products. All of these companies are in the business of providing all the services noted above on a per unit contract cost for private labeling purposes such as ours. Only Unigreen additionally manufactures product under its own label. The price quoted by these manufacturers varies from $3.10 to $5.80 for each bottle of our product. The price includes provision of all of the above noted services, and was subject to minimum order quantities of 100,000 gelcaps or approximately 1,670 bottles. Each bottle contains 60 gelcaps, which we have made our standard size. We chose Alta Natural Herbs for our initial order based on price.

As of the date hereof, unit prices and minimum quantities are unchanged. Lead time for order fulfillment is currently 6-8 weeks. The price includes all required raw materials, testing and quality control, all packing including gelcaps, bottles and shipping materials and the labeling of bottles. The production and the design of labels is an additional cost to our company, which is presently $0.10 to $0.15 per bottle. Because of our current size and lack of financial resources, we have entered into any short or long term manufacturing agreements with any of these suppliers. For at least the next 12 months, we are planning to enter into orders with one of these suppliers on an as needed basis, which will based on cost, our expectations of sales and inventory requirements on a regular basis, and supplier lead times. We believe that there are currently a sufficient number of these third party contract manufactures to ensure competitive pricing and delivery lead times that will generally correspond to our inventory requirements.

If our current manufacturer or the industry raises its prices or if order lead times change significantly, we may experience adverse change in our operations and future profitability, as we may not have sufficient product available for sale when it is required, and we may not be able to pass on price increases to our consumers.

As part of the manufacturing process, all of our raw materials and finished product are subject to through, detailed and comprehensive third party tests to ensure against bacteria, mold and yeast contamination. We obtain this service through our manufacturer and it forms part of our overall manufacturing cost. They are currently using an independent testing laboratory that is certified by the FDA for export to the USA. Random raw material and encapsulated samples are used for testing. If the materials do not meet standards, they are destroyed.

There are several such laboratories located in Western Canada and many others throughout Canada and the USA. Their services are competitively priced and there are no known issues with obtaining these services. In the future, we plan on putting all of our raw materials and finished products through safety testing procedures as part of our ongoing manufacturing procedures, to ensure we are providing a quality product free of contamination.

While there are no current standards in the USA for the manufacture of herbal dietary supplements, the FDA has indicated that it intends to issue regulations respecting Good Manufacturing Practices ("GMP") within the near future for the manufacture of dietary supplements. (See "Existing or Probable Government Regulations" in this section) Manufacturers based in Canada are already subject to GMP regulations under the Good Manufacturing Practices Guidelines of 2002. Under these regulations, the manufacture of herbal dietary supplements must follow processes that are similar to those for the manufacture of drugs, and all entities must be licensed by the federal government. Canadian GMP regulations were written with a view to harmonization with GMP standards from other countries, including those of the World Health Organization and the Pharmaceutical Inspection Cooperation/Scheme. Although there can be no assurance, it is generally believed that the FDA will enact rules similar to those already in place in other countries such as Canada.

Because we are currently intending to continue to produce our product in Canada, our current third party manufacturers are subject to GMP practices that provide comprehensive regulations over everything from premises, equipment, manufacturing processes and quality control and reporting. These rules are intended to ensure that products such as ours are consistently produced and controlled in such a way to meet the quality standards appropriate to their intended use. Under the regulations, our manufacturers are also subject to regular inspections by the Canadian federal government to ensure that GMP are being adhered to and that the license may remain in good standing. Breaches are subject to enforcement and even loss of license.

Our current product offering contains the following quantities of bulk ground food grade herbs:

            Servings Per Container: 60 Amount Per Serving
            Ingredient                     Mg Per Capsule
            ----------                     --------------
          Astragalus Root                       110
          Olive Leaf                             80
          American Ginseng                       70
          Aged Garlic                            70
          Reishi Mushroom                        50
          Echinacea Angustifolio                 45
          Elderlberry                            45
          Golden Seal                            10

This equates to approximately 28.8 grams, or 1.02 ounces of ground herbs per bottle. The minimum quantity that we may order from our supplier is approximately 1,700 bottles, which would equate to 111 pounds of ground herbal raw material. Although there can be no assurance, given our lack of revenue at present, we believe that we will require approximately 3,500 bottles within the first 12 months of first starting to achieve sales. Given these small quantities, we do not anticipate any shortages or supply constraints into the foreseeable future, if at all. Our current supplier has also indicated to us that all of the food grade herbal ingredients contained in our product are readily available, and that historically, they have never experienced supply shortages with any of our ingredients.

To the extent that we experience raw material shortages or significant price increases resulting from shortages, we may not have goods available for sale or be able to pass on these additional costs to our customers, which may adversely effect our operations and future profitability.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

We plan on selling our product and services over the internet directly to end use consumers and through our affiliate program. Our product is also priced for mass market retail consumption. Therefore we do not anticipate dependence on one or a few major customers for at least the next 12 months, or the foreseeable future.

PATENT, TRADEMARK, LICENSE & FRANCHISE RESTRICTIONS AND CONTRACTUAL OBLIGATIONS & CONCESSIONS

We developed our product, the Daily Immune Enhancer with Antioxidant Properties, ourselves. This product contains common herbs, which are readily cultivated and found in nature. Therefore, the product ingredients are not proprietary and it is not feasible to seek patent protection over this product. We have not copyrighted, trademarked or sought out other protection over our product, packaging or brand name. In the future, where appropriate, we may seek to protect our research and development efforts, products, packaging or brand name(s), if we have the financial resources to do so.

We currently do not hold any other intellectual property.

Although we seek to ensure that we do not infringe on the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us.

OneLife has not entered into any franchise agreements or other contracts that have given, or could give rise to obligations or concessions.

EXISTING OR PROBABLE GOVERNMENT REGULATIONS

The manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products are subject to regulation by numerous governmental agencies, but there are no existing government regulations, nor are we aware of any regulations being contemplated, that would adversely affect our ability to operate.

DIETARY SUPPLEMENTS

Our product is classified as a herbal supplement. Herbal supplements are a type of dietary supplement that contain herbs, either singly or in mixtures. Herbs (also called a botanical) are plants or plant parts used for its scent, flavor, and/or therapeutic properties. In the USA, dietary supplements are regulated, and classified as foods, by the Food and Drug Administration ("FDA"), under the Food, Drug and Cosmetic Act and the Dietary Supplement Health and Education Act of 1994. In order to be considered a dietary supplement, a product must meet all of the following conditions:

     * It is a product (other than tobacco) intended to supplement the diet, which contains one or more of the following: vitamins; minerals; herbs or other botanicals; amino acids; or any combination of the above ingredients.
     * It is intended to be taken in tablet, capsule, powder, softgel, gelcap, or liquid form
     * It is not represented for use as a conventional food or as a sole item of a meal or the diet.

Because dietary supplements are classified as foods, they are not required to meet the same standards as drugs and over-the-counter medications for proof of safety, effectiveness, and FDA Good Manufacturing Practices. Under the current law, we are responsible for making sure our products are safe before they go to market, but they are not subject to FDA approval prior to commercial sale, unless the product contains new dietary ingredients that were produced or introduced for commercial use after October 15, 1994. Our product ingredients consist exclusively of natural ground herbs, all of which have been available commercially and used by consumers for significant periods of time prior to October 1994. Therefore our existing product is not subject to FDA approval prior to commercial sale.

Under current regulations, there are four categories of claims that pertain to the regulation of dietary supplements, being:

     1.   Health  claims  that  describe  the  relationship  between  a  dietary ingredient or supplement and a disease or health related condition, may only be made if supported by significant scientific fact and authorized by the FDA.
     2. Drug claims that represent that a product is intended to diagnose, mitigate, treat, cure or prevent a disease are prohibited from use in the labeling of dietary supplements.
     3. Nutrient content claims that describe the nutritional value of a product may only be made if authorized by the FDA and if one serving of the product meets the definition.
     4. Statements of nutritional support or product performance, are permitted on labeling of dietary supplements without FDA approval. This may include statements that: (i) claim a benefit related to a classical nutrient deficiency disease and disclose the prevalence of such disease; (ii) describe the role of a nutrient or dietary ingredient intended to affect the structure or function in humans;
          (iii) characterize the documented mechanism by which a dietary ingredient acts to maintain such structure or function; or (iv) describe general well-being from consumption of a nutrient or dietary ingredient. In order to make a nutritional support claim, we must possess adequate substantiation to demonstrate that the claim is not false or misleading and if the claim is for a dietary ingredient that does not provide traditional nutritional value, prominent disclosure of the lack of FDA review. The statement must be prominently displayed on the labeling and state; "THIS STATEMENT HAS NOT BEEN EVALUATED BY THE FOOD AND DRUG ADMINISTRATION. THIS PRODUCT IS NOT INTENDED TO DIAGNOSE, TREAT, CURE, OR PREVENT ANY DISEASE."

The FDA's interpretation of what constitutes an acceptable statement of nutritional support may change in the future, requiring us to revise our labeling and any related advertising at significant cost to our company. Should the FDA amend its guidelines or impose more stringent interpretations of current laws or regulations, we may not be able to comply with these new guidelines. The FDA has indicated that it intends to issue regulations respecting Good Manufacturing Practices ("GMP") within the near future for the manufacture of dietary supplements. The new GMPs, may, require dietary supplements to be prepared, packaged, produced and held in compliance with regulations similar to the GMP regulations for drugs. There can be no assurance that, if the FDA adopts GMP regulations for dietary supplements, we will be able to comply with the new regulations without incurring a substantial expense.

We are unable to predict the nature of any additional future laws, regulations, interpretations or applications, nor can we predict what effect additional government regulations or administrative orders would have on our business in the future. Our failure to comply with applicable FDA regulatory requirements could result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Should we commence selling or expand our sales efforts to sell our product in foreign countries, governmental regulations may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation of our product.

Because we are planning to sell dietary supplements to consumers in the USA, we are also subject to the FDA Public Health Security and Bioterrorism Preparedness and Response Act of 2002. Under the Act, we are required to register our company with the FDA and provide our corporate address and phone numbers. We have completed this process and received our registration number.

We believe we have complied with all current regulatory requirements with respect to the manufacture and distribution of our product. We intend to adhere strictly to this practice in the future as it relates to our business and any new products we may introduce in the future.

LABELING AND ADVERTISING

We are also responsible for determining that the claims on our package labels and other advertising materials are accurate and truthful. Advertising of dietary supplement products in the USA is subject to regulation by the Federal Trade Commission. Current regulations prohibit unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce, including false advertisement pertaining to drugs, foods, and dietary supplements. We as an advertiser are required to have a "reasonable basis" for all objective product claims before the claims are made. Failure to adequately substantiate claims may be considered either deceptive or unfair practices.

On November 18, 1998, the FTC issued "Dietary Supplements: An Advertising Guide for Industry." This guide provides marketers of dietary supplements with guidelines on applying FTC law to dietary supplement advertising. It includes examples of the principles that should be used when interpreting and substantiating dietary supplement advertising. Although the guide provides additional explanation, it does not substantively change the FTC's existing policy that all supplement marketers have an obligation to ensure that claims are presented truthfully and to verify the adequacy of the support behind such claims.

The FTC has a variety of processes and remedies available to it for enforcement. FTC enforcement can result in orders requiring limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary. Violations of such orders could have a material adverse effect on our business, financial condition and results of operations.

Advertising and labeling for dietary supplements and conventional foods are also regulated by state, county and other local governmental authorities. These authorities may seek relief for consumers, seek class action certifications, seek class-wide damages, seek class-wide refunds and product recalls of products sold by us. If we decide to expand our sales into foreign countries, they would likely have similar or even more stringent rules with respect to advertising and promotion that we would be required to comply with.

We have reviewed our website and product packaging to ensure our advertising claims are in compliance with FTC requirements. We intend to carefully review all of our advertising and product claims regularly as part of the ongoing management of our company to ensure ongoing compliance.

USE OF THE INTERNET FOR SALES OF OUR PRODUCTS

Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet generally, covering issues such as user privacy, pricing, and characteristics and quality of products and services. Similarly, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any such laws or regulations may decrease the growth of commerce over the Internet, increase our cost of doing business or otherwise have a harmful effect on our business.

To date, governmental regulations have not materially restricted the use or expansion of the Internet. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. New laws may cover issues that include:

     *    sales and other taxes;
     *    user privacy;
     *    pricing controls;
     *    characteristics and quality of products and services;
     *    consumer protection;
     *    libel and defamation;
     *    copyright, trademark and patent infringement; and
     *    other claims based on the nature and content of Internet materials.

These new laws may impact our ability to market our product and services in accordance with our business plan.

RESEARCH AND DEVELOPMENT ACTIVITIES AND COSTS

We have not incurred any research and development costs to date. Our officers and directors developed and formulated our Daily Immune Enhancer product themselves at no cost to our company. We do not anticipate any costs for research and development within the next 12 months, as we are planning to focus our efforts on marketing and sales of our existing product prior to developing any additional products.

COMPLIANCE WITH ENVIRONMENTAL LAWS

We are not conducting operations related to the cultivation and processing of raw materials, which form the ingredients used in our product, or manufacturing of the end use caplet or packaging materials. Nor do we anticipate doing so in the near future, if at all. Typically, these operations are subject to various environmental laws. We plan on purchasing all of our ingredients from well established, reputable suppliers and will contract all of our product and packaging manufacturing to reputable and qualified third party food manufactures. We are not aware of any other environmental related laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that will specifically impact our business.

FACILITIES

We rent executive office facilities located at Suite 3800, 999 - 3rd Avenue, in Seattle, WA, 98104. This is a shared office facility, which offers office space and secretarial and administrative services for $166 monthly. We may cancel upon 30 days written notice. This location will serve as our primary office for planning and implementing our business plan. We will continue to use this space for our executive offices for the foreseeable future. Mr. McFarland and Dr. Chehil also work from their respective residences in British Columbia Canada at no charge to our company. Mr. McFarland also stores our inventory and conducts order fulfillment operations for our company from his residence, and will continue to do so for at least the next 12 months and into the foreseeable future. We plan on contracting all of our raw material procurement and manufacturing with third parties for at least the next 12 months so we have no requirement for additional facilities for these operations. We have also contracted to maintain and host web server space for our website with a third party hosting business at an annual cost of $200.

EMPLOYEES

OneLife has no employees at the present time. Mr. McFarland and Dr. Chehil, our officers and directors, are responsible for all planning, developing and operational duties, and will continue to do so throughout the early stages of our growth.

We  have  no  intention  of  hiring   employees  until  the  business  has  been
successfully launched and we have sufficient, reliable revenue flowing into OneLife from our operations. Since our ongoing operation is not labor intensive, our officers and directors will do whatever work is required until our business to the point of having positive cash flow. We have not budgeted to hire any employees within the next 12 months and will only do so if our order fulfillment and distribution activities become too much for Mr. McFarland to perform himself, and there are sufficient financial resources to do so. This would be a clerical position and we would expect that we could hire someone for approximately $25,000 on an annual basis should the need arise. Human resource planning will be part of an ongoing process that will include regular evaluation of operations and revenue realization.

Mr. McFarland will continue to be primarily responsible for management of all business operations. These duties include:

     *    product marketing,
     *    order processing,
     *    website management,
     *    overseeing our affiliate program,
     *    book-keeping, and all other day-to-day activities.

Dr Chehil will be primarily responsible for research and development of current and future products. This includes:

     * ensuring we keep up to date with all health, safety, regulatory, and governmental policies;
     *    tracking the overall herbal supplement market for new developments,
     * research related information on the benefits and possible drawbacks of specific herbal supplements, and;
     *    formulation of new products.

Mr. McFarland and Dr. Chehil together will manage all company finances and review operations on a monthly basis to ensure budgets are maintained and kept in line with business plan objectives

CRITICAL ACCOUNTING ESTIMATES

We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions can affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. Our significant accounting policies are described in Note 2 to the financial statements. Not all of these significant accounting policies require us to make difficult, subjective or complex judgments or estimates. We consider an accounting estimate to be critical if 1) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and 2) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations.

For our fiscal year ended November 30, 2006, and likely into the foreseeable future, our audited financial statements have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern. In order to continue as a going concern, we require additional financing or sufficient revenues to fund our expenditures. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the financial statements.

The following estimates were not a factor for our fiscal year ended November 30, 2006, as our operations were limited to start-up activities for our business, website development and the ordering of our initial inventory. For our fiscal 2007 year, we have begun to generate revenues from the sale of our product, and will be required to make these estimates on an ongoing basis. Changes in estimates could have a material impact on our financial statements. We believe the following estimates will have an impact on our financial statements:


REVENUE RECOGNITION. We are selling our product through the Internet to consumers and we ship the majority of our product through the postal service and receive payment for those shipments in the form of credit charges. We will recognize revenue from sales when product is shipped and risk of loss is transferred. Revenue will be recorded as sales of product shipped, less actual and estimated returns, product damaged during shipment and other expenditures, which will be accounted for as reductions of revenue. Returns as the date hereof are nil as we just started to sell the product. We are recording an allowance of 1% of sales for product returns at the time we record sales revenues. While we have no historical performance on which to base this on, we established this rate through a review of the policies of our peers in the industry, such as Hebalife Ltd. To the extent that actual returns vary from what we have recorded as the allowance, we may be required to record an adjustment to our allowance, which could further reduce revenue and negatively effect our operating results. We plan to monitor our return allowance on an ongoing basis and may revise the allowances to reflect our experience.


INVENTORY VALUATION. Inventories are stated at the lower of cost or market on a first-in first-out basis. We will need to maintain a reserve for inventory obsolescence based upon assumptions about current and future product demand, inventory whose shelf life has expired and market conditions. A change in any of these variables may require additional reserves to be taken, which would serve to reduce our operating results. As of the date hereof, we have not recorded a reserve for obsolescence as we only just acquired our initial inventories in the third quarter of 2006.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements

REPORTS TO SECURITY HOLDERS

We will voluntarily make available to securities holders an annual report, including audited financials, on Form 10-KSB. We are not currently a fully reporting company, but upon effectiveness of this registration statement, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934; such as quarterly reports on Form 10-QSB and current reports on Form 8-K.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

                                PLAN OF OPERATION


OneLife is a development stage company with limited operations to date, very limited financial backing and few assets. Our plan of operations is to establish ourselves as a company that will produce and distribute herbal dietary supplements. We presently have one formulation ready for commercial sale. We plan on selling directly to end use consumers via the Internet and through our affiliate program described herein. Our website has been available to consumers for sales and order fulfillment since November, 2006. We are planning to target all adults and are focused geographically on the United States. We realized our first sales of our product in February 2007. Our aggregate revenues to date are less than $700.00.


We developed the Daily Immune Enhancer with Antioxidant Properties as our initial product because everyone is susceptible to colds and decreased energy levels. A Roper Starch Worldwide report published in 2001 found that dietary supplements targeting cough, cold, flu, and sore throat, enjoyed the second largest overall use by Americans. That same report stated that "The most prevalent reason consumers use dietary supplements is to improve overall health and general well being."

Our business objectives are:

     * To become a leading online retail herbal supplement company specializing in creating reliable and effective herbal products
     * To develop OneLife Health Products as a recognizable and reliable brand name
     * To grow revenues at a reasonable pace to become profitable and maximize long term shareholder value

Our goals over the next 12 months are:

     * Achieve an average of 1,000 hits per day on OneLife's website within the next 6 months
     *    Provide increased awareness of the benefits of our herbal supplement
     *    Achieve break even operations over the next 12 months

At present, we have no plans to expand our operations outside of the USA.

ACTIVITIES TO DATE

PRODUCT FORMULATION AND DEVELOPMENT

Our officers and directors formulated our "Daily Immune Enhancer" product subsequent to the incorporation of our company. We chose the above formula based on our extensive research of herbal compounds available on the market and analyzed the formulas and ingredients of numerous competitors. All the most frequently used herbs in the supplements market were individually researched for therapeutic benefits and applications. The references we used included:

     *    US Food & Drug Administration
     *    US Department of Agriculture (National Agricultural Library)
     *    US Department of Health & Human Services
     *    National Institute of Health - National Library of Medicine
     *    National Center for Complementary and Alternative Medicine
     *    World Health Organization
     *    Institute of Medicine of the National Academies
     *    Dietary Supplement Information Bureau
     *    Herb Research Foundation
     *    National  Standard  (an  international   research  collaboration  that
          aggregates and synthesizes data on complementary and alternative therapies)
     *    American Botanical Council
     *    American Herbalist's Guide
     *    UC-Berkeley Wellness Guide to Dietary Supplements
     * Longwood Herbal Task Force (The LHTF was organized in 1998 by faculty, staff and students from Children's Hospital Boston, the Massachusetts College of Pharmacy and Health Sciences, and the Dana Farber Cancer Institute to learn more about and teach other clinicians about herbs and dietary supplements.
     *    Health Canada
     *    Canadian Herb Society

We concentrated on herbs that focused on immune system strengthening, and prevention and resistance of cold and flu-like symptoms. We developed and formulated our product, consisting of 8 different herbs of varying quantities. We verified the combinations and dosage through consultations with 2 licensed herbalists to ensure safety. Dosages were also developed in conjunction with production facility consultants to determine capsule parameters. Economic factors that were also considered in our product formulation decision included raw material cost and the ready availability of quality materials.

Subsequent to determination of the ingredients and dosage, we sourced out several quotations for the manufacture of our initial inventory. We ultimately chose a contract manufacturer located in Richmond, B.C. Canada, which is a herbal and dietary supplement contract manufacturing specialist. This company is a fully licensed facility by the Canadian government and follows the Canadian GMP. They also sourced the ingredients, formulated the dosage according to our formula, encapsulated the product, and bottled and labeled the product to our specifications.

The cost to produce our initial quantities of 1737 bottles was $5,670.00. This price included all manufacturing costs, raw materials, the gelcaps which encapsulate the herbs, and the physical bottles. Each bottle contains 60 capsules, which we believe is a standard size for the industry and our target market. Therefore, our cost per bottle was $3.26 per bottle. This order was priced on the basis of the minimum quantity permitted by the manufacturer.

WEBSITE DEVELOPMENT

As we discussed in "Sales Strategy" in "Description of Business", we have only one product offering at present and very limited financial resources. Given our resources, we determined the most cost effective method to reach a large audience to generate revenue is through the internet and a website based affiliate sales program. Our website was recently completed and is accessible at www.onelifehealthproducts.com. It is completely functional for online purchases by consumers and effectively tracks affiliate activity for order fulfillment and payments to affiliates under our affiliate marketing program. Our annual hosting costs are $200.

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
We first conducted a "Request For Proposal" process to evaluate a list of possible candidates for the design and construction of our website, as it will be the single most important sales tool in our company for at least the next 12 months. We ultimately selected a firm that had extensive experience with corporate branding, and website architecture and development. The total cost for the site and all of its functionality was approximately $14,980. We believe the website architecture has been designed with the appropriate tabs to ensure ease of navigation and ease of product purchase. We also included a tab described as `customer care' as a point of contact for anyone with general inquiries, comments, feedback or experiencing product purchase difficulties. The project included the full development of the website including our corporate logo, on line purchasing functionality and affiliate sales tracking capabilities.

In conjunction with the website, we also set up at toll free phone service which we also listed on website. Customers and prospective customers can call us with questions or concerns at 1-866-985-5433. The cost of the service is approximately US $25/month.


WEBSITE BASED ADVERTISING


In February 2007 we implemented our plan to advertise our product and company initially on Google Adwords, and Yahoo Overture, under a "Cost per Click" ("CPC") program. See "Description of Business - Sales Strategy" for a detailed description of how this program works. We initially developed keywords to advertise and attract customers using phrases, which provide the foundation for Internet traffic to focus and be attracted to our ads.

OTHER ACTIVITIES TO DATE

We completed our registration with the FDA under the Public Health Security and Bioterrorism Preparedness and Response Act of 2002. See "Business of Issuer - Existing or Probable Government Regulations". Because we are exporting our product to the USA from Canada, we also engaged an approved border customs broker to clear our shipments on our behalf, and purchased the necessary bonding at a cost of $450.00 per annum. This will enable us to export our product to our customers on an expedited basis with minimal disruption. We also obtained commercial general and product liability insurance for our business. It provides for a maximum of $2 million in coverage at an annual cost of $5,100. The quotation is based on an initial annual gross sales level of $100,000.

EXPENDITURES

The following chart provides an overview of our budgeted expenditures using our existing cash resources, by significant area of activity for each quarter, over the next 12 months:

                                                               Jan, 2008-
      Item                        Apr-Jun   Jul-Sep   Oct-Dec  Mar, 2008   Total
      ----                        -------   -------   -------  ---------   -----
Legal/Accounting                   1,500     1,500     3,500     1,500     8,000
Website Management                 1,000       250       250       250     1,750
Graphic Design                       300       200       200       200       900
Office Rent                          500       500       500       500     2,000
Website CPC Advertising            3,000     3,000     4,000     4,000    14,000
Print Advertising                    300       600       900     1,000     2,800
Other Advertising & Promotions       250       500       250       250     1,250
Office Equipment and supplies        200       300       400       300     1,200
                                 -------   -------   -------   -------   -------
TOTAL                            $ 8,050   $ 6,850   $10,000   $ 8,000   $32,900
                                 =======   =======   =======   =======   =======

These expenditures are described in detail by quarter in "Milestones".

MILESTONES


The following is a chronological itemization of the milestones we hope to achieve over the next 12 months. We are currently completing the first month of these milestones noted below.


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
APRIL - JUNE, 2007


During the first three months, we will continue to focus our primary advertising activities on developing internet based search engine advertising programs, and refine keywords to advertise and attract customers using phrases such as "immune system booster" or "immune support." We will employ a graphic designer to assist us to initially develop the advertisements, but as we generate sufficient revenue, we may contract a marketing and advertising firm in future quarters, if our budget has sufficient funds. We will continue closely monitor the activity of each keyword and the "hits" achieved by each based on the amount paid for each click. The optimal CPC to pay for each keyword involves some trial and error and will be adjusted accordingly in the future as we familiarize ourselves with CPC advertising and its success. We are budgeting $1,000 for these activities in these first three months and $10,000thereafter for the balance of the 12 month period.


During our first quarter, we will work on optimizing the order fulfillment process. We want to set up our fulfillment operations so we can be in a position whereby orders that are received online will be processed for next day shipping. We will conduct of review of our CUSTOMER CARE [Tab] feedback generated by our website to determine if any improvements or changes need to be made with the design or orientation of our website. A budget of $1,000 has been set aside if any updates are necessary which would be made by our website developers.


During  April  2007,  we  consulted  with  our  graphic   designers  for  banner
advertising for our affiliate sales program launch in the next quarter. Two graphic banner ads were created, in addition to a text ad, for potential affiliates to post on their websites. In May 2007, we will continue the set-up and development of the affiliate sales program. We plan on listing on several key programs including:


     *    Commission Junction (www.cj.com)
     *    Linkshare (www.linkshare.com)
     *    Commission Soup (www.commissionsoup.com)
     *    Affiliate Programs (www.affiliateprograms.com)

We believe attracting affiliates can be an effective way to develop sales of our product and exposure on a limited budget. We will use graphic designers to develop and design the needed appropriate banner ads. The company `s officers and directors will draft text unique for each affiliate program to maximize our exposure. This will include appropriate material for the listing including related text, affiliate banners and other related information, such as product benefits, pricing, etc. Web banners containing this information are then placed on the affiliate website and when a user clicks on the banner he/she is directed to our website.

After application and listing on those affiliate sites, which we have deemed to be the most important, we will broaden our search of affiliate program websites to further expand our exposure and thus sales potential. As we discover programs, we will proceed through each of the steps outlined above. Assessing the significance of each affiliate program will come from our research of the market place, what others are using, popularity (i.e., number of affiliate programs listed) of the program. Once listed, we will follow the activity generated from each program to gauge its merit. Since this strategy is a profit sharing strategy as opposed to a marketing expense strategy, we will not need to remove our listing from poor performing or unpopular affiliate programs. It can be monitored much more passively than that with CPC advertising.


In May 2007, we will begin a small $300 print advertising campaign in classified sections of newspapers, health magazines, and or newsletters. Advertisements in the smaller mediums begin around $20 depending on word or line count and can escalate into thousands of dollars for ads in large circulation publications. Our target is to place 3-4 advertisements to run during May and June 2007.


JULY - SEPTEMBER, 2007

During this quarter, we will further expand our exposure by listing and registering with other online services. Some of these services are free whereas others have a per ad listing or annual registration fee. The following is our initial target list:

     * New Products Launch Pad (www.nplp.com) - an online application/website/portal that enables manufacturers and suppliers of natural & specialty products to introduce and promote their products to the natural products industry.

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
     * NPI Center (www.npicenter.com) - a leading global online information resource for professionals in the Nutraceutical, nutritional, dietary supplement, cosmetic, and food industries, receiving in excess of 6,000 business viewers each day. Their e-newsletter programs reach an additional 15,000 professionals each week.
     * The Natural Foods Merchandiser (www.naturalfoodsmerchandiser.com) - resource guide for the natural products industry.
     * Functional Foods & Nutraceuticals (www.ffnmag.com) - global resource for health products innovation for product developers, R&D scientists, brand managers, ingredient buyers and executives.
     * Delicious Living (www.deliciouslivingmag.com) - leading consumer magazine in the natural products industry.

We also plan to add an additional tab to our home webpage called `News." We will post all company developments to update our current and potential customers, distributors, shareholders, and potential investors. Mr. McFarland will create our own company news release format to be used for announcing company updates and milestones. These releases will also be forwarded to industry publications, newsletters and websites in an effort to get further product and company exposure.

We have also budgeted $600 for 6-8 print advertisements.

In August 2007, we will conduct another review of our CUSTOMER CARE feed back to see if necessary changes or improvements can be made to our processes or website. Our directors will also allocate time to seek out endorsements from our previous customers by sending a brief follow-up email. We intend to add a sub-tab to our CUSTOMER CARE section listing some of these client reviews.
Emphasis will be made on getting endorsements from herbalists, doctors, athletes, and parents.

OCTOBER - DECEMBER, 2007

During the third quarter we plan to conduct an affiliate forum to gain feedback from our affiliates about our program and product. We believe this is an invaluable and cost effective way to obtain information about how we can better tailor our product pricing and promotion program and keep existing affiliates interested in continuing to sell our product. There are particular forums geared specifically to discussions about affiliate programs. Generally, they include affiliate program discussions, news and comments. They are very popular among individuals focused on these programs. There are no added costs associated with set-up and implementation of this forum.

We will first determine the most appropriate/affiliate forums on the internet. The criteria we plan to follow to find the most ideal forum will include the number of posts, number of topics discussed and membership as a gauge of forum popularity. An example of a typical affiliate forum is http://www.affiliateguide.com/forum/index.php. Once we have determined which forums on which we wish to promote our program, we will apply to become members. Concurrent with search and application to the appropriate forums, we will develop the description of our affiliate program and other supplemental pertinent information to use. This will include a link to our website, a description of our product, and a summary of our affiliate program benefits and pricing at minimum.

Once we have assessed the most popular programs and have listed information about our affiliate program, we will work on expanding the list and post on additional forums focused on affiliate marketing. We will also periodically renew our post on the affiliate forums providing temporary incentives to gain renewed interest. For example, we may offer a higher % commission payout on orders generated for subsequent period.

We have also budgeted $900 in small print advertising for this quarter targeting 8-12 advertisements. During this quarter, we will undertake a cost/benefit analysis of our small print advertising campaigns from the previous two quarters to determine whether the company should continue to increase the quarterly budget, maintain the same rate, or reduce the expenditure.

JANUARY, 2008 - MARCH, 2008

In January 2008, we will begin marketing our website to U.S. herbalists and natural product supplements stores via an email campaign. The intent of this program, similar to the affiliate program, will be to link our website to the

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
website of these entities. We will design a one page flyer advertising the OneLife website and Daily Immune Enhancer with special bulk rates that will be determined after an analysis of the first 3 quarter sales figures. Those expressing interest will be sent a complimentary sample and followed up by phone call within 2-3 weeks. Listings of targets will be obtained from www.yellowpages.com and other online directory resources.

We plan to spend $1,000 in the first quarter of 2008 on print advertising, subject to our earlier review in the third quarter.

After and during each of these quarterly intervals, the directors will review sales and inventory levels to determine the next manufacturing production run of our product.

LIQUIDITY AND CASH RESOURCES


As previously noted, we have raised $5,000 from the sale of stock to our officer and directors and $50,000 through a private placement to 35 non-affiliated investors. We used $24,310 of our cash balances for our incorporation and operations, and $14,984 for the design and construction of our website to February 28, 2007. At February 28, 2007 we had $15,706 in cash. As of the date hereof, we have approximately $8,680, of which we anticipate needing approximately $10,500 for the balance of expenses associated with this Registration Statement. We have already paid for approximately $7,200 of these expenses to date. (See ITEM 25 "Other Expenses of Issuance and Distribution"). The remaining balance of our budgeted expenditures under our twelve month plan are approximately $31,100, which is net of $1,800 of expenditures we incurred for our operations in April, 2007. Therefore, we presently have a budgeted shortfall of $32,920.

How long OneLife will be able to satisfy its cash requirements depends on the success of our Internet based marketing programs in attracting consumers and how much revenue our company can generate through resultant product sales. We believe we can generate net revenues of $35-40,000 over the next 12 months through the implementation of our 12 month budget. This would enable us to achieve breakeven operations, but because of the timing of our planned expenditures under our budget, we require net revenues of approximately $8,100 prior to June 30, 2007, $6,900 for the second quarter ending September, 2007, $10,000 for the third quarter of our budget and $8,000 during the fourth quarter budget. Net revenues are defined as gross sales revenues less direct costs to produce and distribute our products to our customers.


Our per unit net revenue is highly variable due to our current pricing structure for our product. Our net revenues will vary significantly depending on the following factors:

     * Affiliate sales versus direct retail sales. We are currently offering affiliates a 50% commission on gross selling price after quantity discounts that we do not have to incur for direct retail sales.
     * The number of single unit sales versus multiple unit sales. We offer price discounts for purchases of multiple units that vary from 17% for 2 unit purchases to 33% for 6 unit purchases, whether purchased through affiliates or direct from our website.
     * The ongoing cost to procure raw materials and manufacture our product. Procurement of all of our raw materials and the manufacture of our product is all conducted by third parties. If our current manufacturer or the industry raises its prices or if order lead times change significantly, we may experience significant cost increases for our product or may not even have product available for sale
     * Shipping costs. Our current shipping costs are $7.95 for 1-2 unit sales and $10.95 for 3-6 unit sales. Our shipping costs vary significantly according to the number of units shipped. Under our current affiliate program, we do not incur shipping costs. They form part of the commission we pay affiliates who are responsible for this cost.

The following table illustrates our current net revenue by unit sale using our current $29.95 unit sale base price, under the most (single unit sale) and least favorable (6+ unit sale) pricing for both direct and affiliate based sales scenarios, and their resultant net revenue contribution:

                                 Single Unit Direct   6+ Unit Direct   Single Unit Affiliate   6+ Unit Affiliate
                                 ------------------   --------------   ---------------------   -----------------
Gross selling price                   $ 29.95            $  29.95            $ 29.95               $  29.95
33% quantity discount                   --                 (10.18)             --                    (10.18)
                                      -------            --------            -------               --------
Gross after discount                    29.95               19.77              29.95                  19.77
                                      -------            --------            -------               --------
Less:
  1% allowance for returns                .30                 .20                .30                    .20
  Cost of goods sold (1)                 3.26                3.26               3.26                   3.26
  50% affiliate commissions                --                  --              14.98                   9.88
  Paypal merchant services (2)           1.42                 .59               1.42                    .59
  Shipping (3)                           7.95                1.82                 --                     --
                                      -------            --------            -------               --------
Total costs per unit                    12.93                5.87              19.96                  13.93
                                      -------            --------            -------               --------
Net revenue per unit                  $ 17.02            $  13.90            $  9.99               $   5.84
                                      =======            ========            =======               ========

----------
(1)  based on our current finished goods inventory landed cost
(2) restated as a single unit rate using the 2.9% commission rates and a $0.55 transaction charge
(3)  6+ unit shipping charges of $10.95 are restated on a per unit basis

     * At this stage in the development of our business, we have no experience to determine whether most of our sales will be direct, affiliate, or the size of the average order. If we assume an average of the 4 scenarios noted above, our net revenue per unit would equate to $11.69. Therefore, we need to sell approximately 3,000 - 3,400 units to achieve break even net revenues of $35-40,000 over the next 12 months.

Our achievement of breakeven operations for the next 12 months does not include compensation costs for our officers and directors, or costs for our premises, which are currently provided free of charge by our officers and directors. Our officers and directors will continue to be responsible for all of our administrative and regulatory activities, the marketing of our product, order fulfillment, management of our website and affiliate program for at least the first year of operations. If we were to compensate our officers and directors for these activities, we believe we would incur costs in excess of $100-120,000 annually. We have not budgeted to hire any employees within the next 12 months and will only do so if our order fulfillment and distribution activities become too much for Mr. McFarland to perform himself, and there are sufficient financial resources to do so. This would be a clerical position and we would expect that we could hire someone for approximately $25,000 on an annual basis should the need arise. We are not planning to relocate our executive offices or order fulfillment operations in the foreseeable future and have not budgeted to do so. If we were to rent comparable space, we believe we could do so for approximately $1,200-1,500 monthly.

If we fail to generate sufficient net revenues, we will need to raise additional capital to continue our operations thereafter. We cannot guarantee that additional funding will be available on favorable terms, if at all. If we cannot secure additional financing from outside sources, our directors have committed to fund any shortfall under our 12 month budget by either (i); an unsecured shareholder loan without interest, which would not be repayable until we have the financial resources available to do so, but subject to a minimum term of 2 years, or (ii); through a private placement of common shares that would be priced at a mimimum of $0.10 per share, or the market price of our common stock if our shares are posted for trading on a public market at the time of the subscription. Any further shortfall will effect our ability to expand or even continue our operations. We cannot guarantee that additional funding will be available on favorable terms, if at all.

There are also no plans or expectations to purchase or sell any significant equipment in the first year of operations.

                             DESCRIPTION OF PROPERTY

We rent executive office facilities located at Suite 3800, 999 - 3rd Avenue, in Seattle, WA, 98104. This is a shared office facility, which offers office space and secretarial and administrative services for $166 monthly. We may cancel upon 30 days written notice. This location will serve as our primary office for planning and implementing our business plan. We will continue to use this space for our executive offices for the foreseeable future. Mr. McFarland and Dr. Chehil also work from their respective residences in British Columbia Canada at no charge to our company. Mr. McFarland also stores our inventory and conducts order fulfillment operations for our company from his residence. We have also contracted to maintain and host web server space for our website with a third party hosting business at an annual cost of $200.

We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

We do not have any investments or interests in any real estate. Our company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the stock transactions discussed below, OneLife has not entered into any transaction nor are there any proposed transactions in which any director, executive officer, shareholder of OneLife or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

Mr. Dan McFarland and Dr. Rakesh Chehil, Officers and members of our Board of Directors, each purchased by subscription 3,000,000 and 2,000,000 shares of common stock respectively from OneLife on February 17, 2006 for $0.001 share or an aggregate of $5,000.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

Currently there is no public trading market for our stock, and we have not applied to have OneLife' common stock listed or quoted. We intend to seek out a market maker to apply to have our common stock quoted on the OTC Bulletin Board upon effectiveness of this Form SB-2. No trading symbol has yet been assigned.

RULES GOVERNING LOW-PRICE STOCKS THAT MAY AFFECT OUR SHAREHOLDERS' ABILITY TO RESELL SHARES OF OUR COMMON STOCK

Our stock currently is not traded on any stock exchange or quoted on any stock quotation system. Upon the registration statement in which this prospectus is included becoming effective, we will seek out a market maker to apply for quotation of our common stock on the NASD's OTCBB.

Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions. OneLife's common stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser's written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

HOLDERS

As of the filing of this prospectus, we have 37 shareholders of record of OneLife common stock. We are registering 1,000,000 shares of our common stock held by 35 non-affiliated investors under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. This does not include the 5,000,000 shares held by our Officers and Directors.

RULE 144 SHARES.

A total of 5,000,000 shares of the common stock will be available for resale to the public after February 17, 2007 in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of: 1% of the number of shares of OneLife common stock then outstanding which, in this case, will equal approximately 60,000 shares as of the date of this prospectus; or the average weekly trading volume of OneLife common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about OneLife. Under Rule 144(k), a person who is not one of OneLife' affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are OneLife' affiliates hold all of the 5,000,000 shares, which may be sold pursuant to Rule 144 after February 17, 2007.

DIVIDENDS.

As of the filing of this prospectus, we have not paid any dividends to our shareholders. There are no restrictions which would limit the ability of OneLife to pay dividends on common equity or that are likely to do so in the future. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend: OneLife would not be able to pay its debts as they become due in the usual course of business; or its total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

DIFFICULTY TO RESELL ONELIFE STOCK, AS THE COMPANY HAS NO EXPECTATIONS TO PAY CASH DIVIDENDS IN THE NEAR FUTURE

The holders of our common stock are entitled to receive dividends when, and if, declared by the board of directors. We will not be paying cash dividends in the foreseeable future, but instead we will be retaining any and all earnings to finance the growth of our business. To date, we have not paid cash dividends on our common stock. This lack of an ongoing return on investment may make it difficult to sell our common stock and if the stock is sold the seller may be forced to sell the stock at a loss.

                             EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers from our date of incorporation on February 17, 2006 to November 30, 2006, our first completed fiscal year end.

                           SUMMARY COMPENSATION TABLE

                                                                                            Change in
                                                                                             Pension
                                                                                             Value &
                                                                              Non-Equity   Nonqualified
                                                                              Incentive     Deferred       All
  Name and                                                                       Plan        Compen-      Other
 Principal                                                Stock      Option    Compen-       sation       Compen-
 Position                  Year   Salary($)  Bonus($)   Awards($)   Awards($)  sation($)    Earnings($)  sation($)  Totals($)
------------               ----   ---------  --------   ---------   ---------  ---------    -----------  ---------  ---------
Dan McFarland              2006      0         0            0          0          0             0           0          0
President & CEO

Rakesh Chehil              2006      0         0            0          0          0             0           0          0
Secretary, Treasurer, CFO

Since OneLifes' date of incorporation to the date of this prospectus, our executive officers have not received and are not accruing any compensation. The officers anticipate that they will not receive, accrue, earn, be paid or awarded any compensation during the first year of operations. We have not entered into any employment agreement or consulting agreement with our directors and executive officers.

The following table sets forth information with respect to compensation paid by us to our directors from our date of incorporation on February 17, 2006 to November 30, 2006, our first completed fiscal year end.

                          DIRECTOR COMPENSATION TABLE

                                                                     Change in
                                                                      Pension
                    Fees                                             Value and
                   Earned                           Non-Equity      Nonqualified     All
                     or                              Incentive        Deferred      Other
                   Paid in    Stock      Option        Plan         Compensation   Compen-
    Name           Cash($)   Awards($)  Awards($)  Compensation($)   Earnings($)   sation($)  Total($)
    ----           -------   ---------  ---------  ---------------   -----------   ---------  --------
Dan McFarland         0         0          0             0               0            0          0

Rakesh Chehil         0         0          0             0               0            0          0

All compensation received by the officers and directors has been disclosed.

OPTION/SAR GRANTS

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

LONG-TERM INCENTIVE PLAN AWARDS

We do not have any long-term incentive plans.

DIRECTORS COMPENSATION

We have no formal plan for compensating our directors for their services in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of OneLife other than services ordinarily required of a director. Since inception to the date hereof, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

                              FINANCIAL STATEMENTS


The Onelife unaudited financial statements for the first quarter ended February 28, 2007 and audited financial statements for the fiscal year ended November 30, 2006 appear below on pages F-1 through F-22.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                    ON ACCOUNTING AND FINANCIAL DISCLOSURES

There have been no changes in and/or disagreements with Moore & Associates, Chartered on accounting and financial disclosure matters.

MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
    PCAOB REGISTERED


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Onelife Health Products Inc.

We have reviewed the accompanying balance sheet of Onelife Health Products Inc. as of February 28, 2007, and the related statements of operations, retained earnings, and cash flows for the three months then ended, in accordance with the standards of the Public Company Accounting Oversight Board (United States). All information included in these financial statements is the representation of the management of Onelife Health Products Inc.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements in order for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The financial statements do not include any adjustments that might result from any uncertainty.



/s/ Moore & Associates, Chartered
----------------------------------------
Moore & Associates, Chartered
Las Vegas, Nevada
April 30, 2007




             2675 S. JONES BLVD. SUITE 109, LAS VEGAS, NEVADA 89146
                       (702) 253-7511 Fax: (702)253-7501

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)

                                 BALANCE SHEETS

                                                            February 28,       November 30,
                                                                2007               2006
                                                              --------           --------
                                                             (unaudited)
ASSETS

Current assets
  Cash and bank accounts                                      $ 15,706           $ 27,763
  Inventory (Note 4)                                             5,566              5,582
  Rental deposit                                                   350                350
                                                              --------           --------

      Total current assets                                      21,622             33,695

Website, net of accumulated amortization (Note 8)               13,320             14,568
                                                              --------           --------

Total assets                                                  $ 34,942           $ 48,263
                                                              ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued liabilities                    $  1,093           $  1,730
  Due to officer and director (Note 6)                              --              2,902
                                                              --------           --------

      Total liabilities                                          1,093              4,632
                                                              --------           --------

Stockholders' equity (Note 5, 6)
  Authorized:
    50,000,000 common shares
    Par value $0.001

  Issued and outstanding:
    6,000,000 common shares                                      6,000              6,000
    Additional paid-in capital                                  49,000             49,000
    Deficit accumulated during the development stage           (21,151)           (11,369)
                                                              --------           --------

      Total stockholders' equity                                33,849             43,631
                                                              --------           --------

Total liabilities and stockholders' equity                    $ 34,942           $ 48,263
                                                              ========           ========

   The accompanying notes are an integral part of these financial statements.

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS
                                   (unaudited)

                                                                                         Cumulative
                                                                                        Amounts From
                                                                  Date of                 Date of
                                                              Incorporation on       Incorporation on
                                           Three Months       February, 17 2006      February 17, 2006
                                              Ended                  to                      to
                                           February 28,          February 28,            February 28,
                                              2007                  2006                    2007
                                           -----------           -----------             -----------
Net sales                                  $       167           $        --             $       167
Cost of goods sold                                  48                    --                      48
                                           -----------           -----------             -----------
Gross profit                                       119                    --                     119
                                           -----------           -----------             -----------
OPERATING EXPENSES
  Amortization                                   1,248                    --                   1,664
  General & administrative                       7,452                    --                  15,490
  Marketing & selling                            1,201                    --                   2,769
  Organization                                      --                   585                   1,475
                                           -----------           -----------             -----------
                                                 9,901                   585                  21,398
                                           -----------           -----------             -----------

Loss from operations                            (9,782)                 (585)                (21,279)

Interest income                                     --                    --                     128
                                           -----------           -----------             -----------

Loss before income taxes                        (9,782)                 (585)                (21,151)

Provision for income taxes                          --                    --                      --
                                           -----------           -----------             -----------

Net loss                                   $    (9,782)          $      (585)            $   (21,151)
                                           ===========           ===========             ===========

Basic and diluted loss per
 Common share (1)
                                           ===========           ===========             ===========

Weighted average number of common
 shares outstanding (Note 5)                 6,000,000             5,000,000
                                           ===========           ===========

----------
(1) less than $0.01


   The accompanying notes are an integral part of these financial statements.

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)

                        STATEMENT OF STOCKHOLDERS' EQUITY
                                   (unaudited)

                                                                                              Deficit
                                                                                            Accumulated
                                                      Common Stock            Additional    During the         Total
                                                  ---------------------        Paid in      Development     Stockholders'
                                                  Shares         Amount        Capital         Stage           Equity
                                                  ------         ------        -------         -----           ------
Inception, February 17, 2006                           --      $      --      $      --      $      --       $      --

Initial capitalization, sale of common stock
 to Directors on February 17, 2006              5,000,000          5,000                                         5,000

Private placement closed July 31, 2006          1,000,000          1,000         49,000                         50,000

Net loss for the year                                  --             --             --        (11,369)        (11,369)
                                                ---------      ---------      ---------      ---------       ---------
Balance November 30, 2006                       5,000,000          6,000         49,000        (11,369)         43,631

Net loss for the period                                --             --             --         (9,782)         (9,782)
                                                ---------      ---------      ---------      ---------       ---------

Balance February 28, 2007                       5,000,000      $   6,000      $  49,000      $ (21,151)      $  33,849
                                                =========      =========      =========      =========       =========


   The accompanying notes are an integral part of these financial statements.

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
                                   (unaudited)

                                                                                                     Cumulative
                                                                                                    Amounts From
                                                                                Date of               Date of
                                                                            Incorporation on     Incorporation on
                                                            Three Months    February, 17 2006    February 17, 2006
                                                               Ended               to                    to
                                                            February 28,       February 28,          February 28,
                                                               2007               2006                  2007
                                                             --------           --------              --------

CASH FLOWS USED IN OPERATING ACTIVITIES
  Net loss for the period                                    $ (9,782)          $   (585)             $(21,151)
  Adjustments To Reconcile Net Loss To Net
   Cash Used By Operating Activities
     Amortization expense                                       1,248                                    1,664
  Changes in operating assets and liabilities:
     Inventory                                                     16                                   (5,566)
     Rental deposit                                                --                                     (350)
     Accounts payable and accrued liabilities                    (637)                                   1,093
    Due to officer and director                                (2,902)                --                    --
                                                             --------           --------              --------

Net cash used in operating activities                         (12,057)              (585)              (24,310)
                                                             --------           --------              --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                           --              5,000                55,000
                                                             --------           --------              --------

Net cash provided by financing activities                          --              5,000                55,000
                                                             --------           --------              --------
CASH FLOWS USED IN INVESTING ACTIVITIES
  Website                                                          --                 --               (14,984)
                                                             --------           --------              --------

Net cash used in investing activities                              --                 --               (14,984)
                                                             --------           --------              --------

Increase (decrease) in cash during the period                 (12,057)             4,415                15,706

Cash, beginning of the period                                  27,763                 --                    --
                                                             --------           --------              --------

Cash, end of the period                                      $ 15,706           $  4,415              $ 15,706
                                                             ========           ========              ========
Supplemental disclosure with respect to cash flows:
  Cash paid for income taxes                                                    $     --              $     --
  Cash paid for interest                                                        $     --              $     --

   The accompanying notes are an integral part of these financial statements.

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (unaudited)
                                February 28, 2007


NOTE 1. GENERAL ORGANIZATION AND BUSINESS

The Company was originally incorporated under the laws of the state of Nevada on February 17, 2006. The Company has limited operations and in accordance with SFAS #7, is considered a development stage company, and has had no revenues from operations to date.

Initial operations have included capital formation, organization, target market identification, new product development and marketing plans. Management has commenced with marketing and selling a herbal dietary supplement product that it recently developed.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

The Company's relevant accounting policies and procedures are listed below. The company has adopted a November 30 year end.

ACCOUNTING BASIS

The basis is generally accepted accounting principles. Earnings per Share
In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which specifies the computation, presentation and disclosure requirements for earnings
(loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of SFAS No. 128 effective its inception.

The basic earnings (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

The Company has not issued any options or warrants or similar securities since inception.

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (unaudited)
                                February 28, 2007


NOTE 2. (continued)

DIVIDENDS

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

CASH EQUIVALENTS

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

INCOME TAXES

Income taxes are provided in accordance with Statement of Financial accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (unaudited)
                                February 28, 2007


NOTE 2. (continued)

INVENTORY

Inventory is stated at the lower of cost (determined by the first-in, first-out method) or market. See Note 4.

REVENUE RECOGNITION

The company is selling its product both through an affiliate based marketing program and directly to retail consumers via the Internet. The company will recognize revenue from product sales when evidence of an order exists at a fixed or agreed upon price, the product has either been paid for or collectibility is reasonably assured, and the product has been shipped and risk of loss is transferred. Revenue will be recorded as sales of product shipped, less actual and estimated returns, spoilage allowances, rebates and other expenditures, which, using Generally Accepted Accounting Principles (GAAP) in the United
States should be accounted for as reductions of revenue. Estimates and allowances are based upon known claims and an estimate of additional returns when the amount of future returns can be reasonably estimated. The company has established an initial return allowance of 1% of gross sales revenue.

WEBSITE COSTS

Website costs consist of software development costs, which represent capitalized costs of design, configuration, coding, installation and testing of the Company's website up to its initial implementation. Upon implementation in November 2006, the asset is being amortized to expense over its estimated useful life of three years using the straight-line method. Ongoing website post-implementation costs of operation, including training and application maintenance, will be charged to expense as incurred. See Note 8.

NOTE 3. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has net losses from inception to February 28, 2007 of $(21,151). The Company intends to fund operations through sales and equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending November 30, 2007.

The ability of the Company to emerge from the development stage is dependent upon the Company's successful efforts to raise sufficient capital and then

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (unaudited)
                                February 28, 2007


NOTE 3. (continued)

attaining profitable operations. In response to these problems, management has planned the following actions:

     * The Company is in the process of completing a SB-2 registration statement

     * Management intends to raise additional funds through public or private placement offerings.

     * If management is unsuccessful in raising funds in a timely manner, funding by the company's controlling shareholders of the company's budgeted operating shortfall of approximately $30,000 through February 2008 by unsecured, interest free debt or private placement of common shares.

     * Management is currently funding marketing efforts to generate sales. There can be no assurances, however, that o management's expectations of future sales will be realized.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4. INVENTORY

Inventory consists solely of finished goods.

NOTE 5. STOCKHOLDERS' EQUITY

AUTHORIZED

The Company is authorized to issue 50,000,000 shares of $0.001 par value common stock. All common stock shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (unaudited)
                                February 28, 2007


NOTE 5. (continued)

ISSUED AND OUTSTANDING

On February 17, 2006 (inception), the Company issued 5,000,000 shares of its common stock to its Directors for cash of $5,000. See Note 6.

On July 31, 2006, the Company closed a private placement for 1,000,000 common shares at a price of $0.05 per share, or an aggregate of $50,000. The Company accepted subscriptions from 35 offshore non-affiliated investors.

NOTE 6. RELATED PARTY TRANSACTIONS

The Company's neither owns nor leases any real or personal property. The Company's Directors provides office space free of charge. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

On February 17, 2006 (inception), the Company issued 5,000,000 shares of its common stock to its Directors for cash of $5,000. See Note 5.

The amount due to an officer and director of $2,902 is for reimbursable expenses incurred by the company and paid directly by the President and CEO. The amount is unsecured and does not have any repayment terms or bear any interest. The amount was paid during the quarter.

NOTE 7. INCOME TAXES

Net deferred tax assets are $nil. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (unaudited)
                                February 28, 2007


NOTE 8. WEBSITE

                                              Accumulated
                               Cost           amortization      Net book value
                               ----           ------------      --------------
     Website costs           $ 14,984           $ 1,664            $ 13,320

Website costs are amortized on a straight line basis over 3 years, its estimated useful life.

NOTE 9. NET OPERATING LOSSES

As of November 30, 2006, the Company has a net operating loss carry forward of approximately $9,890, which will expire 20 years from the date the loss was incurred. The Company has also additionally incurred an interim loss of $9,782 for the three months ended February 28, 2007.

NOTE 10. OPERATING LEASES AND OTHER COMMITMENTS:

The  Company   currently  has  no  operating  lease  commitments  or  any  other commitments.

MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
    PCAOB REGISTERED


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Onelife Health Products Inc. (A Development Stage Company) Las Vegas, Nevada

We have audited the accompanying balance sheet of Onelife Health Products Inc. (A Development Stage Company) as of November 30, 2006, and the related statements of operations, stockholders' equity and cash flows from incorporation February 17, 2006, through November 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Onelife Health Products Inc. (A Development Stage Company) as of November 30, 2006 and the results of its operations and its cash flows from inception February 17, 2006, through November 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company's net losses for the period from inception to November 30, 2006 of $11,369 raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Moore & Associates, Chartered
---------------------------------------

Moore & Associates Chartered
Las Vegas, Nevada
January 15, 2007
Except Note 2, 3 - revised April 3, 2007


               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                       (702) 253-7511 Fax (702) 253-7501

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)

                                 BALANCE SHEETS

                                                                   November 30,
                                                                      2006
                                                                    --------
ASSETS

Current assets
  Cash and bank accounts                                            $ 27,763
  Inventory (Note 4)                                                   5,582
  Rental deposit                                                         350
                                                                    --------

      Total current assets                                            33,695

Website, net of accumulated amortization (Note 8)                     14,568
                                                                    --------

Total assets                                                        $ 48,263
                                                                    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable                                                  $  1,730
  Due to officer and director (Note 6)                                 2,902
                                                                    --------

      Total liabilities                                                4,632
                                                                    --------
Stockholders' equity (Note 5, 6)
  Authorized:
   50,000,000 common shares
   Par value $0.001

 Issued and outstanding:
  6,000,000 common shares                                              6,000
 Additional paid-in capital                                           49,000
 Deficit accumulated during the development stage                    (11,369)
                                                                    --------

      Total stockholders' equity                                      43,631
                                                                    --------

Total liabilities and stockholders' equity                          $ 48,263
                                                                    ========

   The accompanying notes are an integral part of these financial statements.

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)

                            STATEMENT OF OPERATIONS

                                                                  Cumulative
                                                                 Amounts From
                                               Date of              Date of
                                           Incorporation on     Incorporation on
                                           February 17, 2006   February 17, 2006
                                                 to                  to
                                             November 30,         November 30,
                                                2006                 2006
                                             -----------          -----------

REVENUE                                      $        --          $        --
                                             -----------          -----------
OPERATING EXPENSES
  Amortization                                       416                  416
  General & Administrative                         8,038                8,038
  Marketing                                        1,568                1,568
  Organization                                     1,475                1,475
                                             -----------          -----------
Loss from operations                             (11,497)             (11,497)

Interest income                                      128                  128

Loss before income taxes                         (11,369)             (11,369)

Provision for income taxes                            --                   --

Net loss                                     $   (11,369)         $   (11,369)
                                             -----------          -----------

Basic and diluted loss per Common share (1)
                                             ===========          ===========
Weighted average number of common shares
 outstanding (Note 5)                          5,300,733
                                             ===========

----------
(1) less than $0.01

   The accompanying notes are an integral part of these financial statements.

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)

                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                     Deficit
                                                                                   Accumulated
                                                 Common Stock        Additional     During the        Total
                                              -------------------      Paid in     Development    Stockholders'
                                              Shares       Amount      Capital        Stage          Equity
                                              ------       ------      -------        -----          ------
Inception, February 17, 2006                       --      $   --      $    --      $     --        $     --

Initial capitalization, sale
 of common stock to Directors on
 February 17, 2006                          5,000,000       5,000                                      5,000
Private placement closed July 31, 2006      1,000,000       1,000       49,000                        50,000
Net loss for the year                              --          --           --       (11,369)        (11,369)
                                            ---------      ------      -------      --------        --------

Balance November 30, 2006                   5,000,000      $6,000      $49,000      $(11,369)       $ 43,631
                                            =========      ======      =======      ========        ========

   The accompanying notes are an integral part of these financial statements.

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS


                                                                                 Cumulative
                                                                                Amounts From
                                                              Date of              Date of
                                                           Incorporation        Incorporation
                                                           on February,17       on February 17,
                                                              2006 to              2006 to
                                                            November 30,         November 30,
                                                               2006                 2006
                                                             --------             --------
CASH FLOWS USED IN OPERATING ACTIVITIES
  Net loss for the period                                    $(11,369)            $(11,369)
  Adjustments To Reconcile Net Loss To Net Cash
   Used By Operating Activities
    Amortization expense                                          416                  416
    Increase, inventory                                        (5,582)              (5,582)
    Increase, rental deposit                                     (350)                (350)
    Increase, accounts payable                                  1,730                1,730
    Increase, due to officer and director                       2,902                2,902
                                                             --------             --------

Net cash used in operating activities                         (12,253)             (12,253)
                                                             --------             --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                       55,000               55,000
                                                             --------             --------

Net cash provided by financing activities                      55,000               55,000
                                                             --------             --------
CASH FLOWS USED IN INVESTING ACTIVITIES
  Website                                                     (14,984)             (14,984)
                                                             --------             --------

Net cash used in investing activities                         (14,984)             (14,984)
                                                             --------             --------

Increase in cash during the period                             27,763               27,763

Cash, beginning of the period                                      --                   --
                                                             --------             --------
Cash, end of the period                                      $ 27,763             $ 27,763
                                                             ========             ========

Supplemental disclosure with respect to cash flows:
  Cash paid for income taxes                                 $     --             $     --

  Cash paid for interest                                     $     --             $     --

   The accompanying notes are an integral part of these financial statements.

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                November 30, 2006


NOTE 1. GENERAL ORGANIZATION AND BUSINESS

The Company was originally incorporated under the laws of the state of Nevada on February 17, 2006. The Company has limited operations and in accordance with SFAS #7, is considered a development stage company, and has had no revenues from operations to date.

Initial operations have included capital formation, organization, target market identification, new product development and marketing plans. Management is planning to market and sell a herbal dietary supplement product that it developed.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

The Company's only significant assets at November 30, 2006 are cash and finished goods inventory. The relevant accounting policies and procedures are listed below. The company has adopted a November 30 year end.

ACCOUNTING BASIS

The basis is generally accepted accounting principles.

EARNINGS PER SHARE

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which specifies the computation, presentation and disclosure requirements for earnings
(loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of SFAS No. 128 effective its inception.

The basic earnings (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

The Company has not issued any options or warrants or similar securities since inception.

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                November 30, 2006


NOTE 2. (CONTINUED)

DIVIDENDS

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

CASH EQUIVALENTS

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

INCOME TAXES

Income taxes are provided in accordance with Statement of Financial accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                November 30, 2006


NOTE 2. (CONTINUED)

INVENTORY

Inventory is stated at the lower of cost (determined by the first-in, first-out method) or market. See Note 4.

REVENUE RECOGNITION

The company is selling its product both through an affiliate based marketing program and directly to retail consumers via the Internet. The company will recognize revenue from product sales when evidence of an order exists at a fixed or agreed upon price, the product has either been paid for or collectibility is reasonably assured, and the product has been shipped and risk of loss is transferred. Revenue will be recorded as sales of product shipped, less actual and estimated returns, spoilage allowances, rebates and other expenditures, which, using Generally Accepted Accounting Principles (GAAP) in the United
States should be accounted for as reductions of revenue. Estimates and allowances are based upon known claims and an estimate of additional returns when the amount of future returns can be reasonably estimated.

WEBSITE COSTS

Website costs consist of software development costs, which represent capitalized costs of design, configuration, coding, installation and testing of the Company's website up to its initial implementation. Upon implementation in November 2006, the asset is being amortized to expense over its estimated useful life of three years using the straight-line method. Ongoing website post-implementation costs of operation, including training and application maintenance, will be charged to expense as incurred. See Note 8.

NOTE 3. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has net losses for the period from inception to November 30, 2006 of $(11,369). The Company intends to fund operations through sales and equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ended November 30, 2007.

The ability of the Company to emerge from the development stage is dependent upon the Company's successful efforts to raise sufficient capital and then attaining profitable operations. In response to these problems, management has planned the following actions:

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                November 30, 2006


NOTE 3. (CONTINUED)

     *    The Company intends to apply for an SB-2 Registration Statement.
     * Management intends to raise additional funds through public or private placement offerings.
     * If management is unsuccessful in raising funds in a timely manner, funding by the company's controlling shareholders of the company's budgeted operating shortfall of approximately $30,000 through February 2008 by unsecured, interest free debt or private placement of common shares.
     * Management is currently funding marketing efforts to generate sales. There can be no assurances, however, that management's expectations of future sales will be realized.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4. INVENTORY

Inventory consists solely of finished goods.

NOTE 5. STOCKHOLDERS' EQUITY

AUTHORIZED

The Company is authorized to issue 50,000,000 shares of $0.001 par value common stock. All common stock shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

ISSUED AND OUTSTANDING

On February 17, 2006 (inception), the Company issued 5,000,000 shares of its common stock to its Directors for cash of $5,000. See Note 6.

On July 31, 2006, the Company closed a private placement for 1,000,000 common shares at a price of $0.05 per share, or an aggregate of $50,000. The Company accepted subscriptions from 35 offshore non-affiliated investors.

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                November 30, 2006


NOTE 6. RELATED PARTY TRANSACTIONS

The Company's neither owns nor leases any real or personal property. The Company's Directors provides office space free of charge. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

On February 17, 2006 (inception), the Company issued 5,000,000 shares of its common stock to its Directors for cash of $5,000. See Note 5.

The amount due to an officer and director of $2,902 is for reimbursable expenses incurred by the company and paid directly by the President and CEO. The amount is unsecured and does not have any repayment terms or bear any interest. The company plans on paying the amount within the 2007 fiscal year.

NOTE 7. INCOME TAXES

Net deferred tax assets are $nil. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

NOTE 8. WEBSITE

                                        Accumulated
                            Cost        amortization        Net book value
                            ----        ------------        --------------
     Website costs        $14,984          $ 416              $ 14,568

Website costs are amortized on a straight line basis over 3 years, its estimated useful life.

NOTE 9. NET OPERATING  LOSSES

As of November 30, 2006, the Company has a net operating loss carry forward of approximately $9,890, which will expire 20 years from the date the loss was incurred.

                          ONELIFE HEALTH PRODUCTS INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                November 30, 2006


NOTE 10. OPERATING LEASES AND OTHER COMMITMENTS:

The  Company   currently  has  no  operating  lease  commitments  or  any  other commitments.

                      DEALER PROSPECTUS DELIVERY OBLIGATION

Until 90 days  from  the  effective  date of this  Registration  Statement,  all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

               ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and the bylaws.

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law. Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

     - reasonably believed that their conduct was in or not opposed to our company's best interests; or
     - with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such persons have conducted themselves in good faith and that such person reasonably believed that their conduct was in or not opposed to our company's best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to our company.

The determination to indemnify any such person must be made:

     -    by our stockholders;
     - by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
     -    by independent legal counsel in a written opinion; or
     -    by court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

              ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We have, or will expend fees in relation to this registration statement as detailed below:

          Expenditure Item                  Amount
          ----------------                  ------
     Attorney and consulting Fees         $12,500.00
     Audit Fees                             3,500.00
     SEC Registration                           5.35
     Other and Miscellaneous (1)            1,000.00
     Edgarizing and Filing Fees (1)           700.00
                                          ----------
     TOTAL                                $17,705.35
                                          ==========
----------
(1) Estimates

                ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We have sold securities within the past three years without registering the securities under the Securities Act of 1933 on two separate occasions.

Mr. Dan McFarland and Dr. Rakesh Chehil purchased by subscription 3,000,000 and 2,000,000 shares of common stock respectively from OneLife on February 17, 2006 for $0.001 per share, or an aggregate of $5,000. No underwriters were used, and no commissions or other remuneration was paid except to OneLife. The securities were sold in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. Mr. McFarland and Dr. Chehil are not U.S. persons as that term is defined in Regulation S. No directed selling efforts were made in the United States by OneLife, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933. The shares continue to be subject to Rule 144 of the Securities Act of 1933.

On July 31, 2006 we accepted subscription agreements that sold 1,000,000 common shares to the following 35 subscribers at an offering price of $0.05 per share for gross offering proceeds of $50,000. This was an offshore transaction pursuant to Regulation S of the Securities Act. The offering price for the offshore transactions was established on an arbitrary basis. All of the following persons are not U.S. persons, as the term is defined under Regulation S and the sales of our common stock to the following person are made in offshore transactions as the term is defined under Regulation S. No direct selling efforts were made in the United States by OneLife, any distributor, any of ourr respective affiliates, or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of

Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the SECURITIES ACT OF 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the SECURITIES ACT OF 1933, if an exemption from registration requirements of the SECURITIES ACT OF 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the SECURITIES ACT OF 1933.

    Name of Stockholder                  Number of Shares Subscribed
    -------------------                  ---------------------------
     Bae, Young Joon                               20,000
     Bruce, Andrew                                 20,000
     Choi, Kuen Su                                 40,000
     Choi, Kyungsook                               20,000
     Dubois, Richard                               20,000
     Hwang, Young-Wook                             20,000
     Jo, O Je                                      20,000
     Joung, Book Ja                                40,000
     Kim, Bo Kyung                                 40,000
     Kim, Dan Hae                                  20,000
     Kim, George                                   20,000
     Kim, Young Shin                               20,000
     Lee, Byung-Chan                               20,000
     Lee, Dong-Wook                                20,000
     Lee, Hyunwoo                                  40,000
     Lee, Jason Sookil                             20,000
     Lee, Kyoung A.                                20,000
     Lim, Mi Kyoung                                20,000
     Oh, Il-Young                                  40,000
     Pai, Hye Yeon                                 20,000
     Pak, Richard                                  20,000
     Park, David S.                                40,000
     Park, Hae Yung                                40,000
     Park, Jin A.                                  40,000
     Shim, Eun Jung                                40,000
     Shim, In Ja                                   40,000
     Shim, Kan Sob                                 40,000
     Woo,  Wha Ja                                  40,000
     Yang, Chang Seok                              20,000
     Yang, Seung--Eun                              20,000
     Yang, Seung-Kyu                               20,000
     Yoon, Bokyoung                                20,000
     Yoon, Jung-Ho                                 40,000
     Yoon, Jung-Sik                                40,000
     Yun, Chong Kul                                40,000
                                                ---------
     TOTAL                                      1,000,000
                                                =========

                                ITEM 27. EXHIBITS

    Number                         Description
    ------                         -----------
     3.1     Articles of Incorporation. *
     3.2     Bylaws. *
     5.1     Consent and Opinion re: Legality.
     23.1    Consent of Accountant
     99.1 Form of subscription agreement used between our company and the 35 non affiliated shareholders who purchased 1,000,000 common shares at $0.05 per share, as listed in ITEM 26. *

----------
*  Previously Filed.

                              ITEM 28. UNDERTAKINGS

OneLife hereby undertakes the following:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, OneLife has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, OneLife will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and OneLife will be governed by the final adjudication of such issue.

For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b) (1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on May 2, 2007.


ONELIFE HEALTH PRODUCTS INC.


/s/ Dan McFarland
------------------------------------------------
Dan McFarland
President, Principal Executive Officer


/s/ Rakesh Chehil
------------------------------------------------
Rakesh Chehil
Secretary/Treasurer, Principal Financial Officer
and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



/s/ Dan McFarland                                                May 2, 2007
------------------------------------------------
Dan McFarland
Director


/s/Rakesh Chehil                                                 May 2, 2007
------------------------------------------------
Rakesh Chehil
Director